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                          ASSET ACQUISITION AGREEMENT

                           dated as of July 11, 1997

                                    between

                               CTA INCORPORATED,

                                   as Seller

                                      and

                         ORBITAL SCIENCES CORPORATION,

                                    as Buyer



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION 1
      DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
            1.1.  Cross Reference Table of Certain Defined Terms  . . . . . . . . . . . .  2
            1.2.  Definitions of Certain Additional Terms . . . . . . . . . . . . . . . .  3
                        1.2.1.   "Affiliate"  . . . . . . . . . . . . . . . . . . . . . .  3
                        1.2.2.   "Business Assets"  . . . . . . . . . . . . . . . . . . .  3
                        1.2.3.   "Business Intellectual Property Rights"  . . . . . . . .  3
                        1.2.4.   "CBCA" . . . . . . . . . . . . . . . . . . . . . . . . .  3
                        1.2.5.   "Code" . . . . . . . . . . . . . . . . . . . . . . . . .  3
                        1.2.6.   "Contract" . . . . . . . . . . . . . . . . . . . . . . .  3
                        1.2.7.   "Exchange Act" . . . . . . . . . . . . . . . . . . . . .  4
                        1.2.8.   "FAR"  . . . . . . . . . . . . . . . . . . . . . . . . .  4
                        1.2.9.   "GEMtrak Revenues" . . . . . . . . . . . . . . . . . . .  4
                        1.2.10.  "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . .  4
                        1.2.11.  "Income Tax" . . . . . . . . . . . . . . . . . . . . . .  4
                        1.2.12.  "Income Tax Return"  . . . . . . . . . . . . . . . . . .  4
                        1.2.13.  "Intellectual Property Rights" . . . . . . . . . . . . .  4
                        1.2.14.  "Loss" . . . . . . . . . . . . . . . . . . . . . . . . .  5
                        1.2.15.  "Material Adverse Effect"  . . . . . . . . . . . . . . .  5
                        1.2.16.  "Securities Act" . . . . . . . . . . . . . . . . . . . .  5
                        1.2.17.  "SEC"  . . . . . . . . . . . . . . . . . . . . . . . . .  5
                        1.2.18.  "Seller's knowledge" . . . . . . . . . . . . . . . . . .  5
                        1.2.19.  "STARBus Bus"  . . . . . . . . . . . . . . . . . . . . .  5
                        1.2.20.  "STARBus Bus Contract" . . . . . . . . . . . . . . . . .  5
                        1.2.21.  "STARBus Contract" . . . . . . . . . . . . . . . . . . .  6
                        1.2.22.  "STARBus Satellite"  . . . . . . . . . . . . . . . . . .  6
                        1.2.23.  "STARBus Satellite Contract" . . . . . . . . . . . . . .  6
                        1.2.24.  "STARBus Threshold Amount" . . . . . . . . . . . . . . .  6
                        1.2.25.  "Subsidiary" . . . . . . . . . . . . . . . . . . . . . .  6
                        1.2.26.  "Tax"  . . . . . . . . . . . . . . . . . . . . . . . . .  6
                        1.2.27.  "Tax Return" . . . . . . . . . . . . . . . . . . . . . .  7
                        1.2.28.  "Transaction Agreements" . . . . . . . . . . . . . . . .  7
             1.3. Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . .  7

SECTION 2
      PURCHASE AND SALE OF THE PURCHASED ASSETS   . . . . . . . . . . . . . . . . . . . .  7
             2.1. Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
             2.2. Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
             2.3. Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . 10

            2.4.  Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  10
            2.5.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            2.6.  Closing Statement and Indostar Adjustment . . . . . . . . . . . . . . .  13
            2.7.  Deferred Consideration  . . . . . . . . . . . . . . . . . . . . . . . .  14
            2.8.  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . .  18
            2.9.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 3
      REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . .  18
            3.1.  Due Organization, Authorization and Good Standing of Seller . . . . . .  18
            3.2.  No Violation or Approval  . . . . . . . . . . . . . . . . . . . . . . .  19
            3.3.  Business Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            3.4.  All Assets Necessary to Conduct Business  . . . . . . . . . . . . . . .  20
            3.5.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            3.6.  Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . .  20
                        3.6.1.   General  . . . . . . . . . . . . . . . . . . . . . . . .  20
                        3.6.2.   Adequacy . . . . . . . . . . . . . . . . . . . . . . . .  21
                        3.6.3.   Royalties and Licenses . . . . . . . . . . . . . . . . .  21
                        3.6.4.   Ownership  . . . . . . . . . . . . . . . . . . . . . . .  21
                        3.6.5.   Absence of Claims  . . . . . . . . . . . . . . . . . . .  21
                        3.6.6.   Protection of Intellectual Property  . . . . . . . . . .  22
            3.7.  Indebtedness; Guarantees  . . . . . . . . . . . . . . . . . . . . . . .  22
            3.8.  Financial Statements, etc.  . . . . . . . . . . . . . . . . . . . . . .  22
            3.9.  Absence of Changes; Operations in the Ordinary Course . . . . . . . . .  23
            3.10. Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . .  23
            3.11. Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            3.12. Title to Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . .  25
            3.13. Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            3.14. Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            3.15. Operations in Conformity With Law, etc  . . . . . . . . . . . . . . . .  26
            3.16. Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            3.17. Employee Matters; Benefit Plans . . . . . . . . . . . . . . . . . . . .  27
            3.18. Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            3.19. Government Contracts and Subcontracts . . . . . . . . . . . . . . . . .  29
            3.20. Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            3.21. Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . .  29
            3.22. Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            3.23. Affiliated Transactions . . . . . . . . . . . . . . . . . . . . . . . .  32
            3.24. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            3.25. Customer Warranty Coverage  . . . . . . . . . . . . . . . . . . . . . .  32
            3.26. Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .  32

            3.27. Brokers, Finders, etc . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.28. Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.29. Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.30. Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            3.31. Lender Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 4
      REPRESENTATIONS AND WARRANTIES OF ORBITAL   . . . . . . . . . . . . . . . . . . . .  33
            4.1.  Due Organization, Authorization and Good Standing . . . . . . . . . . .  33
            4.2.  No Violation or Approval  . . . . . . . . . . . . . . . . . . . . . . .  34
            4.3.  SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            4.4.  Financial Statements, etc.  . . . . . . . . . . . . . . . . . . . . . .  35
            4.5.  Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            4.6.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            4.7.  Brokers, Finders, etc . . . . . . . . . . . . . . . . . . . . . . . . .  36
            4.8.  Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            4.9.  Bank Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 5
      CERTAIN COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            5.1.  Post Closing Financials . . . . . . . . . . . . . . . . . . . . . . . .  36
            5.2.  Exclusivity; Acquisition Proposals  . . . . . . . . . . . . . . . . . .  36
            5.3.  HSR Act; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
            5.4.  Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  37
            5.5.  Preparation for Closing . . . . . . . . . . . . . . . . . . . . . . . .  37
            5.6.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . .  37
            5.7.  Confidential Information  . . . . . . . . . . . . . . . . . . . . . . .  38
            5.8.  Noncompetition, Etc . . . . . . . . . . . . . . . . . . . . . . . . . .  38
            5.9.  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . .  39
            5.10. Other Limitations on Conduct of Business Prior to the Closing Date  . .  39
            5.11. Access to Information . . . . . . . . . . . . . . . . . . . . . . . . .  41
            5.12. Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
            5.13. Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
            5.14. Accounting and Financial Records  . . . . . . . . . . . . . . . . . . .  43
            5.15. Income Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                        5.15.1.    Tax Sharing Agreements . . . . . . . . . . . . . . . .  43
                        5.15.2.    Tax Periods Ending On or Before the Closing Date . . .  43
                        5.15.3.    Tax Periods Beginning On or Before and Ending After
                                   the Closing Date . . . . . . . . . . . . . . . . . . .  44

                        5.15.4.    Tax Periods Beginning After the Closing Date . . . . .  45
                        5.15.5.    Contests . . . . . . . . . . . . . . . . . . . . . . .  45
                        5.15.6.    Interperiod Tax Attribute Adjustments  . . . . . . . .  46
                        5.15.7.    Amended Returns and Refunds  . . . . . . . . . . . . .  47
                        5.15.8.    Retention of Carryovers  . . . . . . . . . . . . . . .  47
                        5.15.9.    Section 338(h)(10) Elections . . . . . . . . . . . . .  47
                        5.15.10.   Indemnification for Post-Closing Transactions  . . . .  47
                        5.15.11.   Notices  . . . . . . . . . . . . . . . . . . . . . . .  47
                        5.15.12.   Cooperation  . . . . . . . . . . . . . . . . . . . . .  48
                        5.15.13.   Valuation and Allocation.  . . . . . . . . . . . . . .  48
                        5.15.14.   Purchase Price Adjustment  . . . . . . . . . . . . . .  48
            5.16. Government Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .  49
            5.17. Limitation of Certain Types of  Transactions by Seller After Closing  .  49
            5.18. Intercompany Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  49
            5.20. Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . .  49
            5.21. Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            5.22. Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . .  50

SECTION 6
      CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            6.1.  Conditions Precedent to Obligations of Seller . . . . . . . . . . . . .  51
                        6.1.1.     Purchase Price . . . . . . . . . . . . . . . . . . . .  51
                        6.1.2.     Payment to Lenders . . . . . . . . . . . . . . . . . .  51
                        6.1.3.     Representations; Covenants; Certificate  . . . . . . .  51
                        6.1.4.     Opinion of Counsel for Orbital . . . . . . . . . . . .  52
                        6.1.5.     Charter Documents, Etc . . . . . . . . . . . . . . . .  52
                        6.1.6.     General  . . . . . . . . . . . . . . . . . . . . . . .  52
            6.2.  Conditions Precedent to Obligations of Orbital. . . . . . . . . . . . .  52
                        6.2.1.     Representations; Covenants; Certificate  . . . . . . .  52
                        6.2.2.     Opinions of Counsel for Seller . . . . . . . . . . . .  53
                        6.2.3.     Assignment of Seller Intellectual Property . . . . . .  53
                        6.2.4.     Charter Documents, Etc . . . . . . . . . . . . . . . .  53
                        6.2.6.     Credit Agreements  . . . . . . . . . . . . . . . . . .  53
                        6.2.7.     Required Consents  . . . . . . . . . . . . . . . . . .  54
                        6.2.8.     Release of Liens . . . . . . . . . . . . . . . . . . .  54
                        6.2.9.     EarthWatch Modifications.  . . . . . . . . . . . . . .  54
                        6.2.10.    General  . . . . . . . . . . . . . . . . . . . . . . .  54
            6.3.  Conditions Precedent to the Obligations of Each Party . . . . . . . . .  54

                        6.3.1.     Stockholder Approval . . . . . . . . . . . . . . . . .  54
                        6.3.2.     HSR Act  . . . . . . . . . . . . . . . . . . . . . . .  55
                        6.3.3.     Bill of Sale and Assignment and Assumption Agreement .  55
                        6.3.4.     Governmental and Court Approvals . . . . . . . . . . .  55
                        6.3.5.     Injunctions  . . . . . . . . . . . . . . . . . . . . .  55

SECTION 7
      INDEMNIFICATION     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
            7.1.  Orbital's Indemnification.  . . . . . . . . . . . . . . . . . . . . . .  55
            7.2.  Seller's Indemnification  . . . . . . . . . . . . . . . . . . . . . . .  56
            7.3.  Time Limits on Indemnification  . . . . . . . . . . . . . . . . . . . .  58
            7.4.  Monetary Limitations on Indemnification . . . . . . . . . . . . . . . .  59
            7.5.  Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
            7.6.  Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
            7.7.  Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
            7.8.  Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
            7.9.  Calculation of Losses . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 8
      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
            8.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
            8.2.  Amendments and Supplements  . . . . . . . . . . . . . . . . . . . . . .  63
            8.3.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
            8.4.  No Adequate Remedy. . . . . . . . . . . . . . . . . . . . . . . . . . .  63
            8.5.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
            8.6.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
            8.7.  Entire Agreement, Assignability, Etc  . . . . . . . . . . . . . . . . .  65
            8.8.  Exclusivity of Representations  . . . . . . . . . . . . . . . . . . . .  65
            8.9.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                                   EXHIBITS


Exhibit 2.6                Most Recent Statement
Exhibit 6.1.4              Form of Ropes & Gray Opinion
Exhibit 6.2.2              Opinions to be given by Seller's Counsel
Exhibit 6.3.3              Bill of Sale and Assignment and Assumption Agreement

                                  SCHEDULES


Schedule 1.2.18           Knowledge Persons
Schedule 1.2.20           Existing Orbital Satellite Customers
Schedule 2.2.11           Corporate names, etc.
Schedule 2.7.1            Customers
Schedule 2.8              Allocation of Purchase Price
Schedule 3.1              Due Organization, etc.
Schedule 3.2              No Violation or Approval
Schedule 3.3              Business Assets
Schedule 3.5              Acquired Subsidiaries and Equity Investments
Schedule 3.6.1            Business Intellectual Property Rights
Schedule 3.6.2            Retained Intellectual Property Rights
Schedule 3.7              Acquired Subsidiary Guarantees
Schedule 3.9              Absence of Changes; Operations in the Ordinary Course
Schedule 3.10             Undisclosed Liabilities
Schedule 3.11             Taxes
Schedule 3.12             Liens
Schedule 3.13             Suppliers
Schedule 3.16             Litigation
Schedule 3.17             Employee Matters; Benefit Plans
Schedule 3.19             Government Contracts and Subcontracts
Schedule 3.20             Licenses
Schedule 3.21             Environmental Matters
Schedule 3.22             Contracts
Schedule 3.24             Insurance
Schedule 3.25             Customer Warranty Coverage
Schedule 3.26             Certain Agreements
Schedule 3.29             Bank Accounts
Schedule 4.2              No Violation or Approval
Schedule 5.13             Employee Matters

                          ASSET ACQUISITION AGREEMENT


     THIS ASSET ACQUISITION AGREEMENT (the "Agreement"), dated as of July 11, 1997, is entered into by and between Orbital Sciences Corporation, a corporation incorporated under the laws of the State of Delaware ("Orbital"), and CTA Incorporated, a corporation incorporated under the laws of the State of Colorado ("Seller").

     WHEREAS, Seller is engaged in the business of developing, designing and manufacturing low Earth orbit and geosynchronous orbit satellite systems and related support systems, providing aerospace hardware, software and engineering services for space systems and related ground systems, and marketing and selling such systems, hardware, software and services to commercial and government customers (the "Space Business");

     WHEREAS, Seller is engaged in the business of developing, designing and manufacturing automated tracking and cargo status data systems of unpowered mobile assets such as truck trailers, railcars and containers, including without limitation Seller's GEMtrak tracking system ("GEMtrak"), and marketing and selling such systems to commercial customers (the "Mobile Information Business" and, together with the Space Business, the "Business"); and

     WHEREAS, Orbital desires to purchase from Seller substantially all the assets (including the stock of certain subsidiaries) pertaining to the Business and to assume certain specified liabilities of Seller related thereto, in each case on the terms and subject to the conditions set forth in this Agreement (it being understood that Orbital is not acquiring the business of, or product lines sold by, business segments of Seller other than the Business except to the extent specifically provided herein).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, Orbital and Seller hereby agree as follows:

                                   SECTION 1
                                  DEFINITIONS

          1.1. Cross Reference Table of Certain Defined Terms. The following terms are defined in the Sections set forth below, and shall have the respective meanings therein defined:

     Term                                          Section
     ----                                          -------
     "Acquisition Transaction"                     Section 5.2
     "Accounts Receivable"                         Section 2.1.3
     "Acquired Subsidiaries"                       Section 2.1.11
     "Agreement"                                   Preamble
     "Business"                                    Recitals
     "Cash Consideration"                          Section 2.5
     "Charter Documents"                           Section 3.1
     "Claim"                                       Section 7.5
     "Closing"                                     Section 2.9
     "Closing Date"                                Section 2.9
     "Computer Software"                           Section 1.2.13
     "Closing Statement"                           Section 2.6.1
     "Deferred Consideration Period"               Section 1.2.20
     "Employees"                                   Section 3.17(f)
     "ERISA"                                       Section 3.17
     "Excluded Assets"                             Section 2.2
     "Excluded Liabilities"                        Section 2.4
     "Financial Statements"                        Section 3.8
     "FSAs"                                        Section 5.13
     "GAAP"                                        Section 3.8
     "GEMtrak"                                     Recitals
     "Government Contract"                         Section 3.19
     "Government Subcontract"                      Section 3.19
     "Hazardous Substance"                         Section 3.21
     "Indebtedness"                                Section 3.7
     "Indemnifying Party"                          Section 7.1
     "Indemnitee"                                  Section 7.1
     "Inventory"                                   Section 2.1.1
     "Liens"                                       Section 3.5
     "Mobile Information Business"                 Recitals
     "Most Recent Statement"                       Section 3.8
     "Most Recent Statement Date"                  Section 3.8

     "Net Tangible Assets"                         Section 2.6.1
     "Orbital"                                     Preamble
     "Orbital Financial Statements"                Section 4.4
     "Overlap Period"                              Section 5.15.3
     "PCBs"                                        Section 3.21
     "Plans"                                       Section 3.17
     "Post-Closing Periods"                        Section 5.15.4
     "Purchase Price"                              Section 2.5.1
     "Purchased Assets"                            Section 2.1
     "Retained Receivables"                        Section 2.5.2
     "SEC Reports"                                 Section 4.3
     "Section 338(h)(10) Election"                 Section 5.15.9
     "Seller"                                      Preamble
     "Space Business"                              Recitals
     "Stockholder Meeting"                         Section 5.20
     "Tax Benefits"                                Section 5.15.6
     "Tax Detriments"                              Section 5.15.6

         1.2. Definitions of Certain Additional Terms. The following terms shall have the meanings set forth below:

               1.2.1. "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

               1.2.2. "Business Assets" means the Purchased Assets (other than the capital stock of the Acquired Subsidiaries) and all assets, properties and rights, tangible or intangible, of any Acquired Subsidiary.

               1.2.3. "Business Intellectual Property Rights" means all Intellectual Property Rights of Seller used principally in the Business and all Intellectual Property Rights of each Acquired Subsidiary.

               1.2.4. "CBCA" means the Colorado Business Corporation Act, as amended.

               1.2.5. "Code" means the United States Internal Revenue Code of 1986, as amended.

               1.2.6. "Contract" means all contracts, agreements, deeds, mortgages, leases (whether or not capitalized), licenses, instruments, commitments, sales orders, purchase orders, quotations, bids, undertakings, arrangements or understandings, written or oral, (i) to which or by which any Acquired Subsidiary is a party or otherwise bound, or (ii) principally relating to the Business or the Business Assets to which or by which Seller is a party or otherwise bound.

               1.2.7. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               1.2.8. "FAR" means the Federal Acquisition Regulations, 48 C.F.R. 1, et seq. as in effect from time to time.

               1.2.9. "GEMtrak Revenues" means all revenues, determined in accordance with GAAP applied in a manner consistent with the preparation of Orbital's financial statements, that would constitute revenues attributable to the terrestrial-based tracking of unpowered assets using Seller's asset-monitoring system described in its United States patent application Serial No. 08/674,577, including without limitation any such revenues attributable to sales of related hardware.

               1.2.10. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               1.2.11. "Income Tax" means any Tax (including any interest, addition to Tax or penalty) based upon or computed by reference to income or profits, and any corporate franchise Tax.

               1.2.12. "Income Tax Return" means any Tax Return relating to an Income Tax.

               1.2.13. "Intellectual Property Rights" means, collectively: (a) all U.S. and foreign registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, assumed names, business names and logos, and all registrations and applications therefor, (ii) all computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how related thereto (collectively, the "Computer Software"), copyrights (including, without limitation, those in Computer Software, and all registrations and applications therefor), (iii) technical information, data, process technology, technical papers, plans, drawings and blue prints, (iv) all patents, patent applications, and inventions and discoveries that may be patentable, registered designs and invention disclosures (including, without limitation, those in Computer Software), (v) all know-how, trade secrets, proprietary inventions, proprietary processes, proprietary formulae, proprietary know-how, proprietary concepts, proprietary ideas, proprietary research and development, and proprietary designs, and
         (vi) all other intellectual property, and (b) all licenses, sublicenses, assignments in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein relating to the items set forth in clause (a) above.

                 1.2.14. "Loss" means all liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, demands, claims, losses, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, and amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action).

                 1.2.15. "Material Adverse Effect" means any effect or change that does have, or would reasonably be expected to have, a material adverse effect on the business, financial condition, operating results or prospects of the Business or the Business Assets taken as a whole.

                 1.2.16. "Securities Act" means the Securities Act of 1933, as amended.

                 1.2.17.  "SEC" means the Securities and Exchange Commission.

                 1.2.18. "Seller's knowledge" or "known to Seller" means the actual knowledge of each person listed on Schedule 1.2.18.

                 1.2.19. "STARBus Bus" means the "STARBus" satellite bus currently marketed by Seller or any modifications or derivatives thereof that do not exceed 4,300 watts in total spacecraft power, do not exceed 4,000 pounds in launch mass and are SPELDA-compatible.

                 1.2.20. "STARBus Bus Contract" means a definitive written agreement entered into subsequent to the Closing and prior to the fifth anniversary of the Closing (the "Deferred Consideration Period") providing for the binding purchase by a third party (excluding (i) Orbital, ORBCOMM Global, L.P., ORBCOMM USA L.P., ORBCOMM International, L.P. and Orbital Imaging Corporation, (ii) any satellite customer specified on Schedule 1.2.20, and (iii) any entity that currently is a Subsidiary of any Person described in the foregoing clauses (i) and (ii)) of a STARBus Bus (but not the associated payload) from Orbital or any of its Subsidiaries. A customer option for a STARBus Bus shall not be considered a

         STARBus Bus Contract until the written exercise of such option by the customer and at such time shall be deemed to be a separate STARBus Bus Contract.

                 1.2.21. "STARBus Contract" means a STARBus Bus Contract or a STARBus Satellite Contract.

                 1.2.22. "STARBus Satellite" means a geosynchronous satellite including payload that uses the STARBUS Bus.

                 1.2.23. "STARBus Satellite Contract" means a definitive written agreement entered into during the Deferred Consideration Period providing for the binding purchase by a third party (excluding
         (i) Orbital, ORBCOMM Global, L.P. , ORBCOMM USA L.P., ORBCOMM International, L.P. and Orbital Imaging Corporation, (ii) any satellite customer specified on Schedule 1.2.20, and (iii) any entity that currently is a Subsidiary of any Person described in the foregoing clauses (i) and (ii)) of a STARBus Satellite from Orbital or any of its Subsidiaries. A customer option for a STARBus Satellite shall not be considered a STARBus Satellite Contract until the written exercise of such option by the customer and at such time shall be deemed to be a separate STARBus Satellite Contract. A STARBus Satellite Contract shall, for purposes of Section 2.7.1, be considered to provide for a STARBus Satellite but not a STARBus Bus.

                 1.2.24. "STARBus Threshold Amount" means a number of STARBus Buses subject to STARBus Bus Contracts and STARBus Satellites subject to STARBus Satellite Contracts for which the sum of (a) the number of such STARBus Buses plus (b) two times the number of such STARBus Satellites, exceeds 10.

                 1.2.25. "Subsidiary" shall mean, with respect to any corporation, any other corporation, association or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by such corporation.

                 1.2.26. "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including
         FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

                 1.2.27. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 1.2.28. "Transaction Agreements" means this Agreement, the bill of sale and assignment and assumption agreement referred to in
         Section 6.3.3 and the general assignment of the Business Intellectual Property Rights referred to in Section 6.2.3.

         1.3.    Other Definitional Provisions.   The words "hereof" and
"hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.


                                   SECTION 2
                   PURCHASE AND SALE OF THE PURCHASED ASSETS

         2.1. Purchased Assets. Seller agrees to sell, assign and transfer to Orbital, and Orbital agrees to purchase from Seller at the Closing, all Seller's right, title and interest as of the Closing Date in and to all assets, properties and rights of Seller, tangible and intangible, owned or used by Seller that are principally used in or principally relate to the Business, including without limitation the specific assets set forth below, as such assets exist on the Closing Date (the "Purchased Assets"). Notwithstanding the foregoing, the Purchased Assets shall not include the Excluded Assets.

                 2.1.1. All inventory held by or for Seller (the "Inventory") for use in the conduct of the Business (including without limitation raw material, work in process, finished goods, service parts and supplies), including without limitation the inventory set forth on
         Schedule 3.3 to the extent not sold in the ordinary course of business prior to the Closing Date.

                 2.1.2. All furniture, fixtures, equipment, machinery, computer hardware, parts, tools, dies, jigs, automobiles, trucks, tractors, trailers, chemicals and other tangible personal property held by or for Seller and principally used in the conduct of the Business, including without limitation the items set forth on Schedule
         3.3 to the extent not consumed or disposed of in the ordinary course of business prior to the Closing Date.

                 2.1.3. Accounts receivable of Seller arising from the conduct of the Business (other than the Retained Receivables), including without limitation the accounts receivable of Seller set forth on the Closing Statement (the "Accounts Receivable").

                 2.1.4. All claims and similar rights (and benefits arising therefrom) of Seller, including without limitation all warranty rights against suppliers, principally related to or principally arising out of the Business or the Purchased Assets.

                 2.1.5. All governmental permits, authorizations, licenses, orders, registrations, certificates, variances, approvals, consents, franchises and directives set forth on Schedule 3.20(a).

                 2.1.6. All Seller's rights under the Contracts, including without limitation all Seller's rights under those Contracts listed on
         Schedule 3.22.

                 2.1.7. All Business Intellectual Property Rights of Seller, including without limitation those set forth on Schedule 3.6.1.

                 2.1.8. All books and records of Seller that pertain principally to the Business or the Purchased Assets, including without limitation customer lists, customer records, Tax Returns and other information, distributor lists, supplier lists, mailing lists, business and marketing plans, product brochures and other advertising and marketing material, studies, reports, payroll, inventory, maintenance and asset history records, ledgers, books of original entry and all historical source data and other information electronically stored or otherwise recorded.

                 2.1.9. All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of Seller that relate principally to the Business or Purchased Assets.

                 2.1.10. All rights of Seller to or in connection with prepaid expenses principally relating to the Business or Purchased Assets, including without limitation the prepaid expenses of Seller set forth on the Closing Statement.

                 2.1.11. All the outstanding capital stock of the following Subsidiaries of Seller: Engineering Technologies, Inc., a Virginia corporation, and CTA Commercial Systems, a Virginia corporation (together with their direct and indirect Subsidiaries, the "Acquired Subsidiaries").

                 2.1.12. All equity or other interests held directly by Seller in each of (i) EarthWatch Incorporated, a Colorado corporation, and
         (ii) Constellation Communications Incorporated, a Delaware corporation.

                 2.1.13. To the extent not otherwise included in this Section 2.1, all assets set forth on the Closing Statement.

         2.2. Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the Purchased Assets shall not include any of the following assets of Seller as the same exist on the Closing Date (collectively, the "Excluded Assets"):

                 2.2.1. Claims and litigation against third parties, including without limitation claims for refunds, to the extent such claims or litigation are related to Taxes or are not related to the Purchased Assets or Assumed Liabilities.

                 2.2.2. Insurance policies of Seller and rights in connection therewith, including without limitation any rights to claims, premium adjustments, refunds or other prepaid expenses thereunder or related thereto.

                 2.2.3. All Plans of Seller (including without limitation Plans under which the Acquired Subsidiaries are participating employers), and all assets of such Plans.

                 2.2.4. Checkbooks, canceled checks and Tax Returns of Seller.

                 2.2.5. The outstanding capital stock of the following Subsidiaries of Seller: CTA International Ltd., HITEC Telespace, S.A., CTA Launch Services, Inc. and CTA Simulation Systems, LLC.

                 2.2.6.   The Retained Receivables.

                 2.2.7. Intercompany accounts receivable except to the extent set forth on the Closing Statement.

                 2.2.8. All assets principally related to the information technology business currently conducted by Seller and its Subsidiaries (other than the Acquired Subsidiaries).

                 2.2.9. Except to the extent set forth on the Closing Statement, cash (including without limitation cash generated by accounts receivable payments), bank deposits, marketable securities or other cash equivalents.

                 2.2.10. Rights under license agreements with respect to Deltek software, Microframe Project Management software and Lotus ccMail software.

                 2.2.11. All rights to the corporation names, business names, logos, trade names and trademarks listed in Schedule 3.6.2.

         2.3. Assumption of Liabilities. Upon the terms and subject to the conditions herein, at the Closing, Orbital shall assume and agree to discharge and perform when due, only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                 2.3.1. All liabilities of Seller to the extent reflected on, or in respect of liabilities of Acquired Subsidiaries to the extent reflected on, the Closing Statement.

                 2.3.2. Liabilities and obligations of Seller under the Contracts (including without limitation, Government Contracts and Government Subcontracts) assigned, novated or to be novated pursuant to this Agreement.

                 2.3.3. Without limiting Section 2.3.1, liabilities of Seller to Employees in respect of accrued but unpaid wages, accrued vacation time and accrued personal time, in each case solely to the extent such liabilities are reflected on the Closing Statement.

The agreement by Orbital to assume the foregoing liabilities shall not create any third party beneficiary rights. Orbital acknowledges that after the Closing each of the Acquired Subsidiaries shall remain obligated for its liabilities incurred prior to Closing (subject to Sections 5.15 and 7.2).

         2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.3, Orbital shall not assume or be responsible for any liability or obligation, whether fixed or contingent, known or unknown, matured or unmatured, of Seller (the "Excluded Liabilities"), including without limitation:

                 2.4.1.   Any intercompany liabilities of Seller.

                 2.4.2. Any liabilities of Seller for any Tax (including any such Tax payable in connection with the transfer of the Purchased Assets from Seller to Orbital), whether or not incurred prior to the Closing Date, except to the extent such liability is reflected on the Closing Statement, and any obligation of Seller to file any Tax Returns in respect of such Taxes.

                 2.4.3. Any liability or obligation of Seller with respect to indebtedness for borrowed money.

                 2.4.4. Any liability or obligation of Seller arising out of any Plan established or maintained by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries contributes, or any liability of Seller relating to the participation of the Employees in any such Plan.

                 2.4.5. Except as specifically set forth in Section 2.3.3, any liability or obligation to or in respect of any employee or former employee of Seller, including without limitation (i) any obligation or liability to make payments for accrued sick days, (ii) any obligation or liability to pay any retention bonus, (iii) any obligation or liability to make severance or similar payments, (iv) any employment agreement, whether or not written, between Seller and any employee, including without limitation any agreement with Ricardo de Bastos or Bonnie A. Clausen, II or the Consulting Agreement dated September 6, 1996 between Seller and Martin N. Titland and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or any federal or state workers' compensation law or regulation or any claim of harassment or discrimination, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date.

                 2.4.6. Any liability or obligation arising from the matters that are the subject of (i) the lawsuit captioned Thomas van der Heyden v. CTA Incorporated, et al., Case No. 156956, filed on October 10, 1996 in the Circuit Court of Maryland for Montgomery County, and the related arbitration proceeding, (ii) the arbitration proceeding captioned Volunteers in Technical Assistance v. CTA, Incorporated before party-appointed arbitrators in Washington, D.C., (iii) the proceeding captioned DBSIndustries, Inc. v. CTA, Inc., Opposition No. 97,765, filed on June 21, 1995 in the United States Patent and Trademark Office, Trademark Trial and Appeals Board, and (iv) the administrative proceeding captioned In the Matter of Sylvia Jackson, filed in February 1997 in the Fairfax County Office of Human Rights.

                 2.4.7. Any liability or obligation of Seller arising out of or in connection with storage, release or disposal of any hazardous or toxic substance, including without limitation a "hazardous substance" as defined in 42 U.S.C. Section 9601(14) and oil, gasoline and other petroleum-based substances.

                 2.4.8. Any liability or obligation of Seller (except to the extent reflected on the Closing Statement) arising out of or related to any Government Contract or Government Subcontract to the extent such liability or obligation results from (i) any violation or noncompliance prior to Closing of or with any Cost Accounting Standard, Disclosure Statement, FAR provision (including without limitation Cost Principles), or agency FAR supplemental provisions,
         (ii) any false claims or defective pricing occurring prior to Closing, or (iii) any cost disallowance relating to costs incurred prior to Closing.

                 2.4.9. Any liability or obligation to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity.

                 2.4.10. Except for liabilities under the Contracts assigned, novated or to be novated pursuant to this Agreement, any liability or obligation for products manufactured or sold or services rendered by Seller prior to the Closing Date, including without limitation any liability arising from any injury to or death of any person or damage to or destruction of any property, and regardless of whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory.

                 2.4.11. Any liability or obligation principally relating to or arising out of Seller's Information Technology Services business.

         2.5.    Purchase Price.

                 2.5.1. Subject to adjustments as provided in Section 2.6, the purchase price (the "Purchase Price") to be paid by Orbital to Seller for the Purchased Assets and the covenant not to compete of Seller and its Affiliates set forth in Section 5.8, in addition to the assumption of the Assumed Liabilities and the payments to certain of Seller's lenders to be made pursuant to Section 6.1.2, shall be

         (a) $18,000,000 (subject to adjustment pursuant to Section 2.5.3), minus the face amount of the Retained Receivables, in cash or immediately available funds (the "Cash Consideration") to be paid subject to the holdback of $3,000,000 reflected in
                 Section 2.6.3 and Section 6.1.1, plus

         (b)     the right to receive the additional payments specified in
                 Section 2.7.

                 2.5.2. Seller shall specifically identify in writing to Orbital accounts receivable of Seller and the Acquired Subsidiaries of not less than $6,000,000 as receivables to be retained by Seller at least two business days prior to Closing (such accounts receivable, the "Retained Receivables"), the selection of such receivables to be in Seller's sole discretion.

                 2.5.3. The amount of $18,000,000 set forth in Section 2.5.1(a) and the amount of $29,555,849 set forth in Section 2.6.3 shall be reduced by the book value of the EarthWatch Incorporated securities described in Section 2.1.12, in the amount of $2,037,500 (as such amount may be adjusted to reflect receipt of additional securities), if such securities are not delivered at Closing.

         2.6.    Closing Statement and Indostar Adjustment.

                 2.6.1. As promptly as practicable, and in any event within 45 days of Closing, Orbital and Seller shall jointly prepare or cause to be prepared a consolidated balance sheet for the Business as of the Closing Date (as initially prepared, and as subsequently determined in accordance with this Section 2.6, the "Closing Statement"). The Closing Statement shall be in the form of, and shall be prepared in accordance with GAAP on a basis consistent with, the Most Recent Statement (which is attached hereto as Exhibit 2.6), but in any event shall not include any assets other than Business Assets or any liabilities other than Assumed Liabilities and liabilities of the Acquired Subsidiaries. Orbital and Seller shall jointly also prepare or cause to be prepared a written statement calculating the total tangible assets of the Business minus the total liabilities of the Business as of the Closing Date, as reflected on the Closing Statement (the "Net Tangible Assets"). (By way of example, the total tangible assets are $37,793,707, the total liabilities are $8,237,857, and the Net Tangible Assets are $29,555,849, all as reflected on the Most Recent Statement.)

                 2.6.2. If Orbital and Seller cannot agree on the final Closing Statement or the calculation of Net Tangible Assets within 45 days of the Closing either party may submit the dispute to the Washington, D.C. office of Coopers & Lybrand LLP, or if such firm declines to serve, then to the Washington, D.C. office of Price Waterhouse LLP, for resolution within 30 days or as soon thereafter as reasonably practicable. Such firm of accountants shall determine on the basis of the standards set forth in Section 2.6.1, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement and the calculation of Net Tangible Assets require adjustment. The decision by such firm of accountants shall be final and binding on the parties. The costs and expenses of such accountants shall be paid equally by Orbital and

         Seller. Orbital and Seller shall make available to such firm of accountants all relevant books and records and work papers (including, if available, work papers of their respective accountants) relating to the Most Recent Statement or the Closing Statement, and all other information reasonably requested by such firm of accountants.

                 2.6.3. Upon final determination of the Net Tangible Assets, either by agreement between Seller and Orbital or determination in accordance with Section 2.6.2, (a) if the Net Tangible Assets exceed $29,555,849 minus the face amount of the Retained Receivables, the Purchase Price shall be increased by the amount of such excess up to a maximum increase of $3,000,000, and (b) if the Net Tangible Assets are less than $29,555,849 minus the face amount of the Retained Receivables, the Purchase Price shall be decreased by the amount of such shortfall up to a maximum decrease of $3,000,000. Orbital shall, within ten business days after the final determination of the Net Tangible Assets, pay to Seller in cash or immediately available funds the remaining Cash Consideration due under Section 2.5.1(a) of $3,000,000 plus or minus the increase or decrease, as the case may be, in the Purchase Price. Any payment by Orbital after the applicable due date shall bear simple interest at the annual rate of 12.0%.

                 2.6.4. If within 45 days of Closing, Seller shall not (i) have delivered to Orbital a correct and complete, fully executed copy of the Pt. Media Citra Indostar contract modification with respect to the media gateway facility in form and substance reasonably acceptable to Orbital, and (ii) resolved, in a manner and form reasonably acceptable to Orbital, credits associated with change orders 3 and 7, then the Purchase Price shall be automatically reduced by $700,000 or such lower amount upon which the parties agree within 50 days of Closing. Within 55 days of Closing, Seller shall pay to Orbital the amount of the reduction, if any, in Purchase Price determined pursuant to this Section 2.6.4 in cash or immediately available funds. Any payment by Seller after the applicable due date shall bear simple interest at the annual rate of 12.0%. Any reduction to Purchase Price pursuant to this Section 2.6.4 shall be in addition to, and shall in no way reduce or be reduced by, any adjustment to Purchase Price that may be made pursuant to Sections 2.6.1, 2.6.2 and 2.6.3.

         2.7.    Deferred Consideration.

                 2.7.1. If Orbital or any of its Subsidiaries enters into one or more STARBus Contracts providing for an aggregate number of STARBus Buses and STARBus Satellites in excess of the STARBus Threshold Amount, then Seller shall be entitled in respect of each such STARBus Bus or STARBus Satellite in excess of the STARBus Threshold Amount (determined chronologically by the date of the relevant STARBus Contract) up to an aggregate amount determined as follows (the maximum amount payable in respect of each such STARBus Bus under a STARBus Bus Contract or STARBus Satellite under a STARBus Satellite Contract is referred to as the "Seller Payment" for such STARBus Bus or STARBus Satellite):


(a) $3,000,000 for each STARBus Satellite that is to be built pursuant to the first STARBus Contract entered into by such customer (other than a customer listed on Schedule 2.7.1),

(b) $2,000,000 for each STARBus Satellite that is to be built for a customer (other than a customer listed on Schedule 2.7.1) that has entered into a prior STARBus Contract,

(c) $2,000,000 for each STARBus Satellite that is to be built pursuant to the first STARBus Contract entered into by a customer listed on
         Schedule 2.7.1,

(d) $1,000,000 for each STARBus Satellite that is to be built for a customer listed on Schedule 2.7.1 that has entered into a prior STARBus Contract,

(e) $1,500,000 for each STARBus Bus that is to be built pursuant to the first STARBus Contract entered into by such customer (other than a customer listed on Schedule 2.7.1),

(f) $1,000,000 for each STARBus Bus that is to be built for a customer (other than a customer listed on Schedule 2.7.1) that has entered into a prior STARBus Contract,

(g) $1,000,000 for each STARBus Bus that is to be built pursuant to the first STARBus Contract entered into by a customer listed on Schedule 2.7.1, and

(h) $500,000 for each STARBus Bus that is to be built for a customer listed on Schedule 2.7.1 that has entered into a prior STARBus Contract.

         For each such STARBus Bus or STARBus Satellite for which the customer is not in breach of its payment obligations under the relevant STARBus Contract (it being understood that any payments made prior to such breach shall be retained by Seller and upon the cure of any such breach Seller shall be entitled to all payments to which Seller would have been entitled had the breach not occurred), Seller shall be entitled to the Seller Payment as follows:
         (a) one-third of the total Seller Payment on contract signing, (b) one-third of the total Seller Payment on Orbital's (or its Subsidiary's) receipt of cumulative payments for such STARBus BUS or STARBus Satellite equal to fifty percent of the then total expected payments due therefor under the relevant STARBus Contract, and (c) one-third of the total Seller Payment on delivery of the STARBus Bus or STARBus Satellite under the terms of the relevant STARBus Contract; provided, however, that in no event shall Seller be entitled to any portion of a Seller Payment that exceeds the cumulative payments received by Orbital for such STARBus Satellite under the relevant STARBus Contract. All such amounts shall be paid within 30 days of the relevant event, and any payment after the applicable due date shall bear simple interest at the annual rate of 12%. For purposes of the foregoing, in the event of any termination of a STARBus Contract prior to delivery of the relevant STARBus Bus or STARBus Satellite, such STARBus Bus or STARBus Satellite shall not be considered in determining whether the STARBus Threshold Amount has been exceeded.
         If such change in the number of STARBus Buses or STARBus Satellites would have resulted in a change in the amount of payments made pursuant to this Section 2.7.1, all amounts to which Seller had become or would become entitled to under this Section 2.7.1 shall be recomputed, and any overpayments resulting from such recomputation shall be applied as credits against any future amount otherwise owed by Orbital under this Section 2.7.1. (E.g., if after Seller Payments have been made for the first STARBus Satellite in excess of the STARBus Threshold Amount, the STARBus Contract for an earlier STARBus Satellite were terminated, such subsequent STARBus Satellite would then not exceed the STARBus Threshold Amount, Seller would not be entitled to Seller Payments in respect thereof, and any resulting overpayment would be applied as a credit against any future amount otherwise owed under this Section 2.7.1. If, however, the STARBus Contract for a STARBus Satellite in excess of the STARBus Threshold Amount were terminated prior to delivery, no recomputation would be necessary and Seller would be entitled in respect of such STARBus Satellite to the portion of the Seller Payment determined in accordance with the second sentence of this Section 2.7.1.) Notwithstanding the foregoing, any Seller Payment otherwise due shall be reduced by the amount of any payments owed by Orbital or its Subsidiaries (including the Acquired Subsidiaries) under the van der Heyden Profit Sharing Agreement (up to a total reduction of $750,000 for the STARBus Contract for which such Seller Payment is due).

                 2.7.2. Seller shall also be entitled to an amount equal to 3% of all cumulative GEMtrak Revenues in excess of $50,000,000 accrued during the

         Deferred Consideration Period. Payments shall be calculated as of June 30 and December 31 of each year and shall be payable in arrears
         within 45 days thereafter.   Any payments after the applicable due
         date shall bear simple interest at an annual rate of 12.0%.

                 2.7.3. Each payment pursuant to this Section 2.7 shall be accompanied by a reasonably detailed schedule setting forth the computation of the payment and any relevant documentation supporting the payment calculation. If Seller disputes any calculations shown in the schedule accompanying a payment, Seller shall give written notice thereof to Orbital no later than 30 days after receipt thereof. Such notice of dispute shall include a reasonably detailed description of the disputed items. Any additional payment determined to be owing upon final resolution of such dispute shall be paid by Orbital within ten business days after such resolution. Any payment after such date shall bear simple interest at the annual rate of 12.0%.

                 2.7.4. During the Deferred Consideration Period, Orbital (i) shall maintain adequate books of account and records, in which complete entries will be made accurately and fairly reflecting all financial transactions relevant to this Section 2.7 relating to the STARBus Contracts and GEMtrak, and (ii) shall maintain such books of account and records in a manner that allows determination of the revenues and payments made in respect thereof to be made separately from the revenues and payments made in respect of the balance of its businesses. Orbital shall, upon reasonable notice, provide Seller and its accountants access during normal business hours to the books and records referred to above and to any other information reasonably requested by Seller in order to verify Orbital's calculation of any payments due under this Section 2.7.

                 2.7.5. Subject to Section 2.7.7, during the Deferred Consideration Period, Orbital shall not sell or otherwise transfer all or substantially all of its STARBus Satellite business or its GEMtrak business unless Orbital's obligations under this Section 2.7 (including this Section 2.7.5) are expressly assumed by the acquiring person pursuant to an assumption agreement that expressly states that Seller is a third party beneficiary thereof.

                 2.7.6. Each payment pursuant to this Section 2.7 shall be deemed to include an interest component and a principal component, each such interest component to be calculated at the lowest rate so as to avoid the imputation of interest under Sections 483 and 1274 of the Code.

                 2.7.7. Seller acknowledges that following the Closing, notwithstanding anything herein to the contrary, Orbital will operate its business, including without limitation its business in respect of STARBus Satellites and GEMtrak, in its sole discretion and in accordance with the best interest of Orbital, under the direction and in accordance with the business judgment of Orbital's board of directors as constituted subsequent to the Closing, and that Orbital will have no liability to Seller under this Section 2.7 or otherwise for any failure to attain or realize any Contract for a STARBus Bus or Satellite or the payment or other terms thereof or any termination thereof or any failure to attain or realize any GEMtrak revenues.

         2.8. Allocation of Purchase Price. The aggregate purchase price (including any deferred consideration payable pursuant to Section 2.7) as determined for federal Income Tax purposes will be allocated to the Purchased Assets by Orbital and Seller for Tax and financial reporting purposes in accordance with the allocations set forth on Schedule 2.8. Each of Orbital and Seller shall execute and timely file Forms 8594 under the Code consistent with
Schedule 2.8 and upon either party's reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

         2.9. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Ropes & Gray, One Franklin Square, 1301 K Street NW, Suite 800 East, Washington, D.C. at 9:00 a.m. on the second business day following the later to occur of (i) the Stockholder Meeting and (ii) the expiration or termination of the HSR Act waiting period, or on such other date as Orbital and Seller may agree upon in writing (the "Closing Date").

                                   SECTION 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In order to induce Orbital to enter into this Agreement, Seller hereby represents and warrants as follows:

         3.1. Due Organization, Authorization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and each Acquired Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as listed in Schedule 3.1. Each of Seller and each Acquired Subsidiary is duly qualified to do business and is in good standing as a foreign corporation and licensed or qualified to transact business in the jurisdictions set forth in Schedule 3.1. The jurisdictions listed on Schedule 3.1 for each Acquired Subsidiary are the only jurisdictions where such

Acquired Subsidiary is required to be qualified by reason of the nature of the business conducted by it or the properties or assets owned, operated or leased by it, other than such failures to be so licensed or qualified that do not have a Material Adverse Effect. Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Agreements and all transactions contemplated thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller will be a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Seller, other than approval by the stockholders of Seller at the Stockholder Meeting. This Agreement has been duly executed and delivered by Seller and constitutes, and each of the other Transaction Agreements to which Seller will be a party will be duly executed and delivered at Closing and will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law. Each of the Acquired Subsidiaries has full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets. True, complete and correct copies of the charter and by-laws (the "Charter Documents") of Seller and each of Acquired Subsidiaries as in effect on the date hereof have heretofore been delivered to Orbital.

         3.2. No Violation or Approval. Except as described in clause (x) below, the execution, delivery and performance by Seller of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated under the Transaction Agreements does not and will not result in
(i) a violation of any order, judgment or decree of any court or any governmental agency or body having jurisdiction over Seller or the Acquired Subsidiaries or the Business Assets, or (ii) except as set forth on Schedule 3.2, a breach or a default or the acceleration of any payment obligation under (whether immediately, upon the passage of time or after the giving of notice), or otherwise require a consent or waiver under, (a) any Contract required to be listed on Schedule 3.22, or (b) any other material agreement, instrument, lease, contract, mortgage, deed or license to which Seller or any of its Acquired Subsidiaries is a party or by which any of them or any of their assets are bound or (iii) a violation of or a conflict with any of their Charter Documents. Except as set forth on Schedule 3.2, no consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other party is required to be obtained or made by Seller or the Acquired Subsidiaries in connection with the execution, delivery and performance of or the consummation by Seller of the transactions contemplated by the Transaction Agreements other than (x) required consents or approvals of the United

States government to the assignment or novation of those Contracts on Schedule
3.22 that are identified therein as Government Contracts or Government Subcontracts and to which Seller is a party, (y) the expirations of the waiting period and any extensions thereof as prescribed by the regulations promulgated under the HSR Act, and (z) such consents, approvals, orders or authorizations of, or declarations or filings with, any governmental authority or entity or other party the failure of which to make or obtain do not have a Material Adverse Effect.

         3.3. Business Assets. Schedule 3.3 sets forth a true and complete list of all tangible Business Assets, in each case indicating the owner of such Business Assets, a description of such Business Assets, the in-service dates of such Business Assets, the depreciation methods and periods of such Business Assets and the net book value of such Business Assets.

         3.4. All Assets Necessary to Conduct Business. Except for Deltek software, Lotus ccMail software and Microframe Project Manager software and such other assets that can be obtained at a cost in the aggregate of less than $250,000, the Business Assets constitute all the assets, properties and rights necessary to conduct the Business as currently conducted.

         3.5. Subsidiaries. Schedule 3.5 sets forth the name, jurisdiction of incorporation, authorized capitalization and record ownership of all issued
and outstanding shares of capital stock of each Acquired Subsidiary.   Except
for the equity investments set forth in Schedule 3.5, no Acquired Subsidiary owns, directly or indirectly, any capital stock, any partnership or equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity or business enterprise. The sole business of each Acquired Subsidiary is the Business. Except as set forth in Schedule 3.5, Seller or an Acquired Subsidiary owns, directly or indirectly, all of the outstanding shares of capital stock of each of the Acquired Subsidiaries free and clear of all liens, pledges, security interests, mortgages, claims, charges and encumbrances ("Liens"). There is no warrant, right, option, conversion privilege, stock purchase plan, puts, call arrangements, understandings or other agreements or commitments providing for or obligating any of the Acquired Subsidiaries to offer, issue, purchase or redeem any shares of capital stock or debt or other securities convertible into or exchangeable for capital stock (now, in the future or upon the occurrence of any contingency) or which provides for any stock appreciation or similar right. All issued and outstanding shares of capital stock of the Acquired Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

         3.6.    Intellectual Property Rights

                 3.6.1. General. Schedule 3.6.1 lists all trademarks (including common law marks), service marks, registrations and applications, patent applications and trade names, relating to the Business. Schedule 3.6.1 also sets forth all licenses, sublicenses, agreements or standard forms thereof which Seller and the Acquired Subsidiaries have entered into with any third party with respect to any of the Business Intellectual Property. Neither Seller nor any of its Subsidiaries owns any patents relating to the Business. True and correct copies of all patent applications have been provided or made available to Orbital.

                 3.6.2. Adequacy. Except as set forth in Schedule 3.6.2, there are no Intellectual Property Rights of Seller or any Subsidiary (other than the Acquired Subsidiaries) used or useful in connection with the Business Assets or the Business as presently conducted or currently contemplated by Seller to be conducted. Except for the Intellectual Property Rights set forth on Schedule 3.6.2, the Business Intellectual Property Rights are all Intellectual Property Rights currently used by Seller or any Acquired Subsidiary in connection with the Business or the Business Assets and are all those necessary for the conduct of the Business as presently conducted, including the manufacture and sale of all products currently under development or in production.

                 3.6.3.   Royalties and Licenses.  Except as disclosed on
         Schedule 3.6.3, neither Seller nor any Acquired Subsidiary has any obligation to compensate any Person for the use of any Business Intellectual Property Rights nor has Seller or any Acquired Subsidiary granted to any Person any license, option or other rights to use in any manner any of the Business Intellectual Property Rights, whether requiring the payment of royalties or not.

                 3.6.4. Ownership. Except as set forth on Schedule 3.6.4, each of Seller and the Acquired Subsidiaries owns, free and clear of all Liens, or has all necessary rights to use, its respective Business Intellectual Property Rights and, in the case of the Seller, to transfer such Business Intellectual Property Rights to Orbital at the Closing, and the Business Intellectual Property Rights will not cease to be rights of either Seller or any Acquired Subsidiary (or upon the Closing, of Orbital) or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby or thereby. Upon the Closing, Orbital will succeed to all Seller's rights, title and interest in the Business Intellectual Property Rights, including all rights, claims and damages regarding past infringements of the Business Intellectual Property Rights, and will be able to enforce all such rights to prevent the infringement or misappropriation thereof.

                 3.6.5. Absence of Claims. Except as set forth in Schedule 3.6.5, no other Person (i) has any ownership of or right to use any Business Intellectual Property Rights (except such right to use such Business Intellectual Property as would not have a Material Adverse Effect) or has notified either Seller or any Acquired Subsidiary in writing that it is claiming any ownership of or right to use any Business Intellectual Property Rights or (ii) to the knowledge of Seller, is infringing upon any such Business Intellectual Property Rights. Seller and any Acquired Subsidiary's use of the Business Intellectual Property Rights do not conflict with, infringe upon or otherwise violate the valid rights of any third party anywhere in the world where the Business is currently conducted or is currently proposed to be conducted by Seller, no written notice has been received and, to the Seller's knowledge, no action has been instituted against or written notices received by either Seller or any Acquired Subsidiary that are presently outstanding alleging that either Seller or any Acquired Subsidiary's use of the Business Intellectual Property Rights infringe upon or otherwise violate any rights of a third party, except as set forth on Schedule 3.6.5.

                 3.6.6. Protection of Intellectual Property. Each of Seller and the Acquired Subsidiaries has taken all steps necessary or appropriate to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, all Business Intellectual Property Rights, except to the extent that the failure to take any such actions do not in the aggregate have a Material Adverse Effect.

         3.7. Indebtedness; Guarantees. Except as set forth in the Financial Statements, none of the Acquired Subsidiaries has indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the ordinary course of business), or capital lease obligations, or conditional sale or other title retention agreements (collectively, "Indebtedness"). Expect as set forth on Schedule 3.7, no Acquired Subsidiary is a guarantor or otherwise liable for any liability or obligation of any other person.

         3.8. Financial Statements, etc. Seller has previously furnished Orbital with true and complete copies of the following financial statements (such financial statements, collectively, the "Financial Statements"): (i) unaudited statement of income of the Business for the fiscal year ended December 31, 1996 and the accompanying statement of net tangible assets of the Business as of December 31, 1996, and (ii) unaudited statement of income of the Business for the five fiscal months ended May 25, 1997 and the accompanying statement of net tangible assets (the "Most Recent Statement") as of May 25, 1997 (the "Most Recent Statement Date") each prepared from the books and records of Seller and its consolidated Subsidiaries, which books and records are correct and complete in all material respects. The Financial Statements present fairly, in all material respects, the net tangible assets of the Business and the results of its operations as of the respective dates and for the periods presented therein in conformity with generally accepted accounting principles in the United States as in effect on the applicable dates of such financial statements ("GAAP") and applied on a consistent basis, except as noted therein and except that (i) no notes are included with the Financial Statements, and (ii) such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material.

         3.9. Absence of Changes; Operations in the Ordinary Course. Except as set forth in Schedule 3.9, since December 31, 1996 none of the Purchased Assets (considered as a whole) or the Business has undergone any adverse change in its business, condition (financial or otherwise) or prospects (whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage or confiscation of property, or any other event or condition directly affecting or relating to the Business or the Purchased Assets, whether or not related to any of the foregoing), or suffered any damage, destruction or loss (whether or not covered by insurance), other than such changes or damage, destruction or loss as in the aggregate do not have a Material Adverse Effect or changes in
general economic conditions.   Since December 31, 1996, with the exception of
actions taken at the request of Orbital or otherwise necessary to the consummation of the transactions contemplated by the Transaction Agreements, and except as set forth in Schedule 3.9, Seller and each of the Acquired Subsidiaries has operated the Business in the ordinary course, consistent in all material respects with past practice. Without limiting the generality of the foregoing, since December 31, 1996, except as set forth on Schedule 3.9,
(i) neither Seller nor any Acquired Subsidiary has experienced any actual termination of any material customer Contract or received any written threat of termination of any material customer Contract, in each case relating to the Business, and (ii) there has been no material adverse change in the prospects of either the Mobile Information Business, taken as a whole, or the Space Business, taken as a whole.

         3.10.   Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 3.10, none of Seller or any Acquired Subsidiary has any liability (whether absolute or contingent) except for (i) liabilities set forth on the Most Recent Statement, (ii) liabilities which have arisen after the Most Recent Statement in the ordinary course of business (none of which liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), and (iii) liabilities that do not have a Material Adverse Effect.

         3.11.   Taxes.

         (a) Each of the Acquired Subsidiaries has filed all material Tax Returns that it was required to file, and Seller has filed all material Tax Returns that it was required to file with respect to the Business. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller with respect to the Business and all material Taxes owed by any of the Acquired Subsidiaries (in each case, whether or not shown on any Tax Return) have been paid. The Acquired Subsidiaries currently are not the beneficiaries of any extension of time within which to file any Tax Return, and Seller currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. None of the Acquired Subsidiaries has received notice from an authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction, and Seller has not received notice from an authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction with respect to the Business. There are no liens or other encumbrances on any of the assets of the Acquired Subsidiaries or any other Business Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Acquired Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller has withheld and paid all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (c) There is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of the Acquired Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which Seller has knowledge based upon contact with any agent of such authority, and there is no dispute, audit, investigation, proceeding or claim concerning any material liability with respect to Taxes of Seller relating to the Business either (i) claimed or raised by any authority in writing or (ii) as to which Seller has knowledge based upon contact with any agent of such authority.

         (d) None of the Acquired Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and Seller has not waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business.

         (e) None of Seller and the Acquired Subsidiaries has any liability for the Taxes of any person other than Seller and the Acquired Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Except as set forth on Schedule 3.11, none of

Seller and the Acquired Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (or any other consolidated, combined or unitary Income Tax Return), other than a group the common parent of which was Seller.

         (f)  None of the Acquired Subsidiaries has filed a consent under Code section 341(f) concerning collapsible corporations. None of the Acquired Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code sections 162, 280G or
404. None of the Acquired Subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

         (g) The unpaid Taxes of Seller relating to the Business and the unpaid Taxes of the Acquired Subsidiaries (i) did not, as of the date of the Most Recent Statement, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Statement (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as set forth on the Closing Statement.

         (h) Schedule 3.11 sets forth the states in which Income or corporate franchise Tax Returns have been filed with respect to each of the Acquired Subsidiaries as of December 31, 1996.

         3.12. Title to Tangible Assets. Each of Seller and the Acquired Subsidiaries has good and marketable title to all real and tangible personal Business Assets reflected in the Most Recent Statement or acquired since the date thereof (except for property disposed of since such date in the ordinary course of business consistent with past practice), and valid leasehold interests in all real and tangible personal properties leased by them and used principally in or principally related to the Business, in each case free and clear of Liens, easements or title imperfections except (a) Liens for current Taxes not yet due and payable, (b) encumbrances and easements that do not materially detract from the value or interfere with the use by Seller or any of the Acquired Subsidiaries, as the case may be, of the properties affected thereby, (c) Liens securing Indebtedness reflected in the Financial Statements,
(d) Liens of customers on property purchased by Seller or an Acquired Subsidiary in connection with its performance of Contracts to provide products or services to such customers and which in the aggregate do not have a Material Adverse Effect and (e) Liens set forth in Schedule 3.12. Seller or an Acquired Subsidiary enjoys peaceful and undisturbed possession of all real and tangible personal property that is the subject of the leases included within the Contracts. All tangible personal Business Assets are in satisfactory operating condition and repair, subject to ordinary wear and tear.

         3.13. Suppliers. Except as set forth on Schedule 3.13, neither Seller nor any of its Subsidiaries believes, or has received any written threat that any person or entity (including any subcontractors) with which it has an existing binding agreement, oral or written, for the procurement of, or from which it purchases an aggregate amount of at least $50,000 in any year, of equipment, inventory or other supplies or services used by the Business intends to reduce significantly delivery of any such supplies or services or default under or terminate such agreement, whether as a result of the transactions contemplated hereby or otherwise, other than such reductions or terminations as in the aggregate do not have a Material Adverse Effect.

         3.14. Inventory. Schedule 3.3 includes a true and complete list of the Inventory as of the date specified therein. The Inventory is carried on a weighted average cost inventory costing method, and except as set forth on
Schedule 3.3 is in good repair, is not obsolete, is usable and saleable in the ordinary course of the Business as currently conducted, and to Seller's knowledge consists of a quantity which is not excessive in kind or amount in light of the Business. Since the Most Recent Statement Date, no Inventory has been sold or disposed of except in the ordinary course of business consistent with past practice.

         3.15. Operations in Conformity With Law, etc. Neither Seller nor any of the Acquired Subsidiaries has been or is in violation of, or in default under, any law, rule, regulation, order, judgment or decree relating in any manner or applicable to the Business or the Business Assets or any of the Employees, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed against any of them alleging any such violation or default, except for such violations or defaults that do not in the aggregate have a Material Adverse Effect. Neither Seller nor any of the Acquired Subsidiaries, nor, to the knowledge of Seller, any of their respective officers, employees or agents, has directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business or any of the Acquired Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for United States federal, state, local, or foreign public office, which would subject Orbital or any of the Acquired Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding other than such damages or penalties as would not have an Orbital Material Adverse Effect.

         3.16. Litigation. Except as set forth in Schedule 3.16 or Schedule 3.19, there are no actions, claims, suits, investigations or proceedings pending or to Seller's knowledge threatened against Seller or any of the Acquired Subsidiaries pertaining to the Business or the Business Assets or that question the validity of this Agreement or any of the other Transaction Agreements or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or any other Transaction Agreement, nor to the knowledge of Seller is there any reasonable basis for any such action, claim, suit, proceeding or investigation that, if adversely determined, would in the aggregate have a Material Adverse Effect. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against Seller or any of the Acquired Subsidiaries under any United States federal, state, local or foreign law except for such judgments, orders, decrees, citations, fines or penalties that in the aggregate do not have a Material Adverse Effect. There are no unsatisfied judgments against Seller or the Acquired Subsidiaries with respect to the Business or Business Assets.

         3.17.   Employee Matters; Benefit Plans.

         (a) All plans, agreements, policies and arrangements, whether or not reduced to writing and whether or not legally binding, to which Seller or any of the Acquired Subsidiaries contributes or is obligated to contribute, or under which Seller or any of the Acquired Subsidiaries has or may have any liability for premiums or benefits, and which benefits any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of the Business, are listed in Schedule 3.17 (the "Plans"). Seller has made available to Orbital, a true, correct and complete copy of the most recent plan document for the Plans listed in Items 1, 2, 3 and 4 of Schedule 3.17 (excluding the Agreements referred to in Section 8 of the Plan listed on Item 3 of Schedule 3.17); the most recent determination letters issued by the Internal Revenue Service with respect to the Plans listed in Items 1 and 2 of Schedule 3.17; the 1995 Form 5500s for the Plans listed in Items 1 and 2 of Schedule 3.17; and the CTA INCORPORATED 1997 Benefits Summary. The CTA INCORPORATED 1997 Benefits Summary accurately describes the material terms of the plans, agreements, policies and arrangements described therein, including without limitation those described in Items 5-13 of Schedule 3.17.

         (b) No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Plan maintained or formerly maintained or contributed to by Seller or any Subsidiary, or to which Seller or any Subsidiary is or has been required to contribute, that would subject Orbital to liability, or the assets of the Business to any Lien, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or Lien.

         (c)  Each Plan that is required or intended to be qualified under
Section 401(a) of the Code is so qualified.

         (d) No Plan currently or previously maintained or contributed to by Seller is covered by Title IV of ERISA.

         (e) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, neither Seller nor any Acquired Subsidiary has any obligations for retiree health or life insurance benefits under any Plan.

         (f) Schedule 5.13 lists all employees employed by Seller or any Acquired Subsidiary in the Business (collectively, the "Employees"), including for each such Employee: (i) his or her position and title; (ii) his or her salary; (iii) his or her accrued vacation time; and (iv) any bonuses paid to him or her with respect to fiscal 1996 or earned by him or her with respect to fiscal 1997.

         (g) Seller shall prior to Closing supply Orbital with the following information as of June 30, 1997 with respect to each Employee listed on
Schedule 5.13:

                 (i)      the Employee's date of hire by Seller or Acquired
                          Subsidiary,

                 (ii) the Employee's account balances in the flexible spending component of the plan listed on Item 4 of
                          Schedule 3.17, and

                 (iii) the Employee's payroll deduction amount per pay period in 1997 for the flexible spending component of the Plan listed on Item 4 of Schedule 3.17.

Seller shall as soon as reasonably practicable, but in any event within forty days after the Closing, provide to Orbital the information listed in paragraph
(iii) of Section 3.17(f) and paragraphs (i) and (ii) of this Section 3.17(g) as of the date of the Closing.

         3.18. Labor Relations. There is no existing dispute or controversy between Seller or any of the Acquired Subsidiaries and any of the Employees that has a Material Adverse Effect. Neither Seller nor any of the Acquired Subsidiaries is a party to any collective bargaining agreement with respect to any of the Employees, none of such Employees is represented by a labor union and, to Seller's knowledge, there is no labor union organizing activity by or among such Employees.

         3.19.   Government Contracts and Subcontracts.  Except as set forth on
Schedule 3.19, Seller has received no written claims, penalties, or causes of action against Seller or any of the Acquired Subsidiaries the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law, regulation or order
(a) related to a Contract between Seller or any of the Acquired Subsidiaries and the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a "Government Contract"), which contract relates or related to the Business, or (b) related to a Contract between Seller or any of its Subsidiaries and any other party, which Contract relates or related to the Business and renders or rendered Seller or any of the Acquired Subsidiaries a subcontractor at any tier to a prime Contract with the United States federal government or any other state, local or foreign government or any division or agency of any of the foregoing (a "Government Subcontract"). Except as set forth on Schedule 3.19, to Seller's knowledge, there is no reasonable basis for any claim, penalty or cause of action against Seller or any of its Subsidiaries alleging a violation of, or noncompliance with, any applicable law, regulation or order related to any Government Contract or Government Subcontract to which Seller or any of the Acquired Subsidiaries is a party and that relates or related to the Business, except for such claims, penalties or causes of action as do not, in the aggregate, have a Material Adverse Effect. For purposes of this Section 3.19, claims, penalties and causes of action alleging a violation of, or noncompliance with, any applicable law, regulation or order include, but are not limited to, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements, or defective pricing.

         3.20.   Licenses, etc.   Seller and each of the Acquired Subsidiaries
has all governmental and regulatory licenses and permits necessary for the conduct of the Business as presently conducted, except where the failure to maintain such licenses and permits do not, in the aggregate, have a Material Adverse Effect. All such licenses and permits used principally in the Business or with respect to the Business Assets are set forth on Schedule 3.20(a), are in full force and effect, and except as set forth on Schedule 3.20(b), no written notice of any violations has been received by Seller or any Acquired Subsidiary relating to such licenses or permits. Neither Seller nor any of the Acquired Subsidiaries is in violation of any such license or permit other than such violations as in the aggregate do not have a Material Adverse Effect, and no proceeding or investigation is pending or, to Seller's knowledge, threatened that would have the effect, directly or indirectly, of revoking or limiting in any way any such licenses or permits.

         3.21. Environmental Matters. Seller and each of the Acquired Subsidiaries is and has at all times been in compliance with all applicable United States, federal, state, local, and foreign laws and regulations relating to environmental, natural resources, health and safety matters relating to the Business or the Business Assets, other than such noncompliance as does not have a Material Adverse Effect. There is no suit, claim, action or proceeding pending or threatened against Seller or any of the Acquired Subsidiaries or, to Seller's knowledge, any reasonable basis therefor, in respect of (i) noncompliance by Seller or any of the Acquired Subsidiaries with any such laws or regulations, (ii) personal injury, wrongful death or other tortious conduct arising out of or resulting from materials, commodities or products held, used, sold, transferred, manufactured or disposed of by or on behalf of Seller or any of the Acquired Subsidiaries in the course of the Business, containing or incorporating any hazardous or toxic materials, commodities or substances, or (iii) the presence or release or threatened release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas (each a "Hazardous Substance"), arising out of or related to the Business or the Business Assets, whether generated by Seller or any of the Acquired Subsidiaries or located at or about (x) a site currently owned, leased or otherwise used by Seller or any of the Acquired Subsidiaries in connection with the Business or (y) heretofore owned, leased or otherwise used by Seller or any of the Acquired Subsidiaries or any predecessor entity in connection with the Business and for which Seller or an Acquired Subsidiary would have liability. To Seller's knowledge, there have been no Hazardous Substances generated by Seller in connection with the Business or by any Acquired Subsidiary that have been disposed of or come to rest at any site that has been included in any published United States federal, state or local "superfund" site list or any other list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as set forth on Schedule 3.21, to Seller's knowledge, there are and have been no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Seller in connection with the Business or by any Acquired Subsidiary. To Seller's knowledge, there has been no release or threatened release of Hazardous Substances on, upon, into or from (x) any site currently owned, leased or otherwise used by Seller in connection with the Business or by any Acquired Subsidiary or (y) any site heretofore owned, leased or otherwise used by Seller in connection with the Business or by any Acquired Subsidiary or any predecessor entity, other than such releases or threatened releases for which Seller or any Acquired Subsidiary would not have liability or that do not have a Material Adverse Effect.

         3.22. Contracts. Schedule 3.22 contains a true and complete list of all Contracts of the types described below and in effect on the date hereof.

         (a)  Contracts relating to confidentiality or noncompetition;

         (b)  Contracts concerning a partnership or joint venture;

         (c) Contracts to which any director, officer or employee of the Business is a party, other than (i) option agreements relating to options to purchase shares of common stock of Seller, (ii) standard form confidentiality or assignment of inventions or similar agreements or (iii) employment offer letters that are terminable by Seller at will (subject only to reasonable notice);

         (d) Contracts relating to the provision of consulting services that involve liabilities or obligations of Seller or any of its Subsidiaries in excess of $100,000 or that have a term extending more than one year after the Closing Date;

         (e) Contracts (including without limitation options) to sell (other than sales of products) or lease (as lessor) any property or asset owned or leased by Seller or any Acquired Subsidiary, other than property or assets having individual values less than $50,000 and an aggregate value less than $300,000;

         (f) Contracts pursuant to which Seller or any Acquired Subsidiary possesses or uses (including as lessee) any properties or assets in the Business;

         (g) Contracts for the sale of products or provision of services by Seller or any Acquired Subsidiary that (i) individually involve products or services having a value of at least $100,000, (ii) have a term extending more than one year after the Closing Date, (iii) to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party, or (iv) that renders Seller or any Acquired Subsidiary a subcontractor at any tier to any prime Contract to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party;

         (h) Contracts with suppliers or providers of goods or services (other than cleaning, trash removal, facilities maintenance or repair, or similar services and other than agent or representation agreements terminable upon no more than one year's notice) to Seller or any Acquired Subsidiary, including without limitation purchase orders, that individually involve liabilities in excess of $100,000;

         (i) Contracts under which the consequences of a default or termination would have a Material Adverse Effect; and

         (j) Each other Contract (other than Contracts of the type described in (a) through (i) of this Section 3.22) that involves liabilities or obligations of Seller or any Acquired Subsidiary in excess of $150,000 or that has a term extending more than one year after the Closing Date.

Seller has made available to Orbital upon request a true and complete copy of each such Contract. Except as set forth on Schedule 3.22, neither Seller nor any Acquired Subsidiary nor, to the knowledge of Seller, any other party is in default under or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by Seller or any Acquired Subsidiary, or to Seller's knowledge by any other party, under any such Contract, other than such defaults, breaches and violations as in the aggregate do not have a Material Adverse Effect. Each such Contract is legal, valid, binding, enforceable and in full force and effect, and, except as the result of failing to obtain required novations of Government Contracts, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby and except for such failures to be legal, valid, binding and enforceable as do not have a Material Adverse Effect.

         3.23.   Affiliated Transactions.  Except for Contracts described in
Schedule 3.22(c), none of the directors, officers, stockholders or employees of Seller or any of its Subsidiaries, or any relative by blood or marriage or any "affiliate" or "associate" (as such terms are defined in Rule 405 promulgated under the Securities Act) of any of the foregoing, is currently a party to any Contract.

         3.24. Insurance. Schedule 3.24 contains a list of all insurance policies (including self-insurance arrangements) maintained by Seller or any Acquired Subsidiary principally related to the Business, the Employees or the Business Assets (including coverage limits, deductibles, named insureds and policy periods, all of which policies are in full force and effect. True and complete copies of all such insurance policies have been provided to Orbital.

         3.25. Customer Warranty Coverage. Schedule 3.25 contains a complete list and description of all express warranty coverages (including terms of such coverages, expiration dates, and estimated amounts of liability) extended by Seller or any Acquired Subsidiary for repair or replacement of defective products or service related to the Business, as of the date indicated thereon, other than those contained in Contracts listed on Schedule 3.22. Neither Seller nor any Acquired Subsidiary has received written notice of any outstanding, pending or threatened claims based on such warranty coverage, except as set forth in Schedule 3.25.

         3.26. Certain Agreements. Except as set forth in Schedule 3.26 and except for benefits given generally to employees of the Seller and the Acquired Subsidiaries pursuant to any written Plan as in effect at December 31, 1996 as disclosed in Schedule 3.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any Employee from Seller or any of its Subsidiaries under any Plan, agreement or otherwise, (ii) increase any benefits otherwise payable to any Employee under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.27. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller or Orbital for any brokerage or finder's commission, fee or similar compensation, except for fees payable to Legg Mason Wood Walker, Incorporated, which fees will be paid by Seller.

         3.28. Books and Records. Seller has made available to Orbital true and correct copies of the books and all corporate (including minute books and stock record books) and financial records of Seller that relate to the Business or the Purchased Assets or of any Acquired Subsidiary.

         3.29. Bank Accounts. Schedule 3.29 sets forth a list of all bank accounts maintained by any Acquired Subsidiary, together with list of all authorized signatories for such bank accounts.

         3.30. Accountants. None of Seller or its Subsidiaries has retained either Coopers & Lybrand LLC or Price Waterhouse LLC to examine or review its financial statements after June 30, 1995.

         3.31. Lender Consents. Seller has no reasonable basis for believing that the Liens and guarantees described in Section 6.2.8 will not be released on a timely basis.

                                   SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF ORBITAL

         In order to induce Seller to enter into this Agreement, Orbital represents and warrants as follows:

         4.1. Due Organization, Authorization and Good Standing. Orbital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to own its properties and assets, to carry on its business as now being conducted, and to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate all transactions contemplated thereby. Orbital is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business or the ownership or property requires such qualification, except for such failures to be so qualified and in good standing as in the aggregate do not have an Orbital Material Adverse Effect. The execution, delivery and performance by Orbital of this Agreement and the other Transaction Agreements to which Orbital will be a party, and the consummation by Orbital of the transactions contemplated hereby and thereby, has been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Orbital. This Agreement has been duly executed and delivered by Orbital and constitutes, and each of the other Transaction Agreements to which Orbital will be a party will be duly executed and delivered at Closing and will constitute, the legal, valid and binding obligation of Orbital, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law. True, complete and correct copies of the Charter Documents of Orbital as in effect on the date hereof have heretofore been delivered to Seller.

         4.2. No Violation or Approval. The execution, delivery and performance by Orbital of each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby does not and will not result in (i) a violation of any law, rule or regulation, order, judgment or decree applicable to Orbital or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over Orbital or its properties or assets, (ii) except as disclosed on Schedule 4.2, a breach or a default under (whether immediately, upon the passage of time or after giving notice), or the acceleration of any payment under any material agreement, instrument, lease, contract, mortgage, or license to which Orbital is a party or by which it or any of its properties or assets is bound, or (iii) a violation of or a conflict with its Charter Documents. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or, except as disclosed in Schedule 4.2, entity or other party is required to be, and has not been, obtained or made by Orbital in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than required filings under the HSR Act.

         4.3. SEC Reports. Orbital has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act after January 1, 1996, and Orbital has made available to Seller copies of Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all final proxy statements, reports and other documents filed by Orbital with the SEC under the Exchange Act after such date (collectively, the "SEC Reports"). Each SEC Report was, as of the date of filing of such report, in compliance in all material respects with the applicable requirements of the Exchange Act and none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.4. Financial Statements, etc. Orbital has previously furnished Seller with true, correct and complete copies of the following financial statements (collectively, the "Orbital Financial Statements"): (i) consolidated financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 audited by KPMG Peat Marwick LLP, and (ii) unaudited consolidated statements of income and cash flows for the fiscal quarter ended March 31, 1997 and the accompanying consolidated balance sheets as of such dates. The Orbital Financial Statements present fairly, in all material respects, the consolidated financial position of Orbital and the results of its operations and its cash flows as of the respective dates and periods thereof in conformity with GAAP and applied on a consistent basis, except as noted therein and except that in the case of the unaudited financial statements, no notes are included and such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material.

         4.5. Absence of Changes. Except as set forth in the SEC Reports (copies of which have all been provided by Orbital to Seller), since March 31, 1997 none or Orbital or its Subsidiaries (considered as a whole) has undergone any adverse change in its business, condition (financial or otherwise) or prospects (whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage or confiscation of property, or any other event or condition directly affecting or relating to Orbital or any of its Subsidiaries, whether or not related to any of the foregoing), or suffered any damage, destruction or loss (whether or not covered by insurance), other than such changes or damage, destruction or loss as do not have an Orbital Material Adverse Effect or that are the result of changes in general economic conditions.

         4.6. Litigation. Except as described in the SEC Reports, there are no actions, claims, suits, investigations or proceedings pending or to Orbital's knowledge threatened against Orbital or any of its Subsidiaries the resolution of which is reasonably likely to have an Orbital Material Adverse Effect or that question the validity of this Agreement or any of the other Transaction Agreements or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or any other Transaction Agreement, nor to the knowledge of Orbital is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against

Orbital or any of its Subsidiaries under any United States federal, state, local or foreign law except for such judgments, orders, decrees, citations, fines or penalties that in the aggregate do not have an Orbital Material Adverse Effect.

         4.7. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Orbital in such manner as to give rise to any valid claim against Seller or Orbital for any brokerage or finder's commission, fee or similar compensation.

         4.8. Accountants. None of Orbital or its Subsidiaries has retained either Coopers & Lybrand LLC or Price Waterhouse LLC to examine or review its financial statements after June 30, 1995.

         4.9. Bank Approvals. Orbital has no reasonable basis for believing that the approvals described in Section 6.2.6 will not be obtained on a timely basis.

                                   SECTION 5
                               CERTAIN COVENANTS

         5.1. Post Closing Financials. As soon as reasonably practicable but in any event within 40 days after the Closing, Seller shall provide to Orbital unaudited financial statements of the Business consisting of statements of income and cash flows for the six months ended June 30, 1997 and June 30, 1996, and a balance sheet as of June 30, 1997. Within 40 days after the Closing, Seller shall provide Orbital with audited financial statements of the Business for the fiscal years ended December 31, 1994, 1995 and 1996 consisting of statements of income and statements of cash flows for the year ended December 31, 1994, 1995 and 1996 and balance sheets as of December 31, 1995 and December 31, 1996.

         5.2. Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, except as required by law, Seller shall not (and it shall instruct its officers, directors, agents, representatives or Affiliates not to) take or cause or permit any Subsidiary to take, directly or indirectly, any of the following actions with any party other than Orbital and its designees or agents: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any substantial part of the Business or the Business Assets or the capital stock of Seller or any Acquired Subsidiary whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing an "Acquisition Transaction"); (ii) disclose any information not customarily disclosed to any person concerning the Business or Business Assets except in the ordinary course of business consistent with past practice and as required pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction, or other agreement calling for the sale of all or any significant part of the Business or the Business Assets; or (iv) make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated hereby; provided, however, that notwithstanding anything to the contrary in this
Section 5.2, if the board of directors of Seller determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, Seller may, in response to the presentation subsequent to the date hereof of a proposed Acquisition Transaction concerning the Business that was not solicited or encouraged by Seller, furnish information to any person presenting such Acquisition Transaction pursuant to a customary confidentiality agreement and participate in discussions or negotiations regarding such Acquisition Transaction. Seller shall notify Orbital promptly in writing of the receipt of any proposal in respect of an Acquisition Transaction.

         5.3. HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, Orbital and Seller shall file notifications under and in accordance with the HSR Act. Orbital and Seller shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other governmental authority in connection with antitrust matters.

         5.4. Notices and Consents. Seller has given or will timely give any notices to third parties, and Seller will use commercially reasonable efforts to obtain any third party consents, that are required to transfer the Purchased Assets to Orbital, including without limitation any novation agreements in connection with any Government Contract for which novation is required.

         5.5. Preparation for Closing. Each of the parties hereto agrees to use all commercially reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement.

         5.6. Public Announcements. Neither Orbital nor Seller shall, nor shall either permit any of its Subsidiaries to (and each such party shall use all commercially reasonable efforts to cause its Affiliates, directors, officers, employees, agents and representatives not to) issue any press release, make any public announcement or public filing or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law, rule or regulation or the applicable requirements of the National Association of Securities Dealers, Inc. with respect to issuers whose securities are quoted on the NASDAQ National Market System (and in any such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement, filing or statement).

         5.7. Confidential Information. Each of Orbital and Seller covenants and agrees that it will continue to abide by the terms and conditions of the letter agreements dated February 27, 1997 and May 1, 1997; provided, however that effective as of Closing, Orbital's obligations under Sections 1, 3 and 4 of the letter agreement dated February 27, 1997 shall terminate with respect to Confidential Information (as defined therein) principally related to the Business or the Purchased Assets. Seller also hereby covenants and agrees that on and after the Closing it shall maintain the confidentiality of any confidential or proprietary information relating to the Business or the Business Assets on the same basis as it treats its own confidential and proprietary information.

         5.8. Noncompetition, Etc. Seller agrees that, in consideration of the payments made by Orbital hereunder, during the period from the Closing Date through the third anniversary of the Closing Date it shall not, directly or indirectly, own, manage, operate, control, participate in, invest in or be connected in any manner with the management, financing, ownership, operation or control of any business, venture or activity engaged anywhere in the world in the business of developing, designing, manufacturing or marketing (i) satellites, satellite systems, related support systems or related hardware, software or services, (ii) aerospace hardware, software and engineering services for space systems and related ground systems (other than continuing its business with United Space Command, Air Force Space Command and Air Force Material Command), or (iii) automated tracking and cargo status data systems of mobile assets, or related hardware, software or services, provided, however, that Seller shall not be prohibited by this Section 5.8 from owning beneficially or of record up to 5% of the equity interests in a public company. Seller further agrees that, in consideration of the payments by Orbital hereunder, without the prior written consent of Orbital neither Seller nor any of its Affiliates shall during the period from the Closing Date through the third anniversary of the Closing Date, directly or indirectly, recruit, offer employment, employ (including employment as a consultant), lure or entice away any Employee who then is, or within the then prior three months has been, an employee of Orbital or any Subsidiary, group or division of Orbital or any Affiliate thereof, unless such person has been terminated by Orbital or an Affiliate of Orbital. Orbital agrees, in consideration of Seller's sale of the Purchased Assets and other obligations hereunder, that without the prior written consent of Seller Orbital shall, during the period from the Closing Date through the third anniversary of the Closing Date, not knowingly initiate any contact or discussions with any current employee of Seller who is then an employee of Seller in an effort to recruit, offer employment, or employ (including employment as a consultant), lure or entice away any such employee; provided, however, the foregoing shall not prohibit (i) any employee of Orbital (other than an Employee (acting directly or indirectly) whose position with Seller or any Acquired Subsidiary was that of a program manager or higher) from initiating any such contact of his or her own volition and without any direction or suggestion by any executive officer of Orbital or by any Employee whose position with Seller or any Acquired Subsidiary was that of a program manager or higher that such contact be made, (ii) any general solicitation or advertising, or (iii) the hiring by Orbital of any employee of Seller with whom contact or discussions were initiated not in violation of this Section 5.8.

         5.9. Notification of Certain Matters. Between the date hereof and the Closing Date, each party shall give prompt notice in writing to the other party of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct in all material respects as of the date hereof or will not be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Section 6 hereof to be satisfied, and (iii) any notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

         5.10. Other Limitations on Conduct of Business Prior to the Closing Date. Seller hereby covenants and agrees with Orbital that, prior to the Closing Date, unless the prior written consent of Orbital shall have been obtained and except as otherwise contemplated herein, it shall operate the Business, and it shall cause each of the Acquired Subsidiaries to operate the Business, only in the usual, regular and ordinary course of business consistent with past practice, incurring only ordinary and necessary business expenses consistent with past practice; provided, however, that the Acquired Subsidiaries may pay cash dividends to other Acquired Subsidiaries. Without limiting the foregoing, unless the prior written consent of Orbital shall have been obtained (which such consent shall not be unreasonably withheld in the case of (iii), (iv), (v) or (x) below, it being understood that in the case of a Contract with a customer it shall not be unreasonable to withhold consent if the expected profit margin is less than 10%) and except as otherwise contemplated herein, prior to the Closing Date Seller shall: (i) use commercially reasonable efforts to preserve intact the Business and the Business Assets and maintain their rights and franchises; (ii) not materially alter its methods, practices or terms with respect to the billing or collection of accounts receivable that relate to the Business or the payment of accounts payable that relate to the Business; (iii) not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (iv) not submit any material bids or proposals to any third party with respect to the Business; (v) not enter into any material contracts, commitments or agreements (including without limitation any material modification or amendment to any such contract, commitment or agreement (including without limitation Seller's Contract with EarthWatch Incorporated dated May 17, 1994 and Seller's Contract with Pt. Media Citra Indostar dated December 7, 1994)) with respect to the Business; (vi) use commercially reasonable efforts to keep the Business and the Business Assets substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees; (vii) not sell, dispose of or otherwise transfer or encumber any of the Business Assets, except in the usual, regular and ordinary course of business consistent with past practices; (viii) use commercially reasonable efforts to conduct the Business in compliance with all applicable laws, rules and regulations; (ix) not increase the compensation, benefits or any other form of remuneration to officers or employees of the Business; (x) not modify, alter or amend the terms or provisions of any Plan (excluding stock based Plans) for officers or employees of the Business, other than to decrease benefits under the severance Plan; (xi) use commercially reasonable efforts (other than providing additional financial incentives) to keep available to Orbital the services of Seller's present officers, employees, agents and independent contractors presently engaged in the Business; (xii) not sell or permit the sale of products or services or enter into other transactions related to the Business at rates or prices lower than the rates and prices in effect for such transactions on the date hereof other than in the usual, regular and ordinary course of business consistent with past practice; (xiii) maintain in full force and effect all insurance policies listed on Schedule 3.24; (xiv) not authorize for issuance, issue or obligate itself to issue any shares of its capital stock or any options, warrants or rights, or enter into any other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, other than (a) the issuance of Seller Common Stock pursuant to options outstanding on June 1, 1997 or granted in the ordinary course of business to recruit or retain employees other than the Employees, or (b) the issuance of such securities of Seller if the purchaser has agreed to vote such securities having the right to vote for this Agreement and the transactions contemplated hereby (as applicable); and (xv) take no action that would (a) materially adversely affect the ability of Orbital or Seller to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (b) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

         5.11. Access to Information. Seller shall, subject to applicable law, afford Orbital and its accountants, counsel and other representatives reasonable access during reasonable business hours prior to the Closing Date to
(a) all of Seller's and the Acquired Subsidiaries' financial statements, properties, books, contracts, commitments and records to the extent they relate to the Business or the Business Assets, and (b) all other information concerning the Business or the Business Assets as Orbital may reasonably request. No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 5.11 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

         5.12. Transfer Taxes. Seller agrees to pay all applicable sales and use Taxes on the transfer of the Purchased Assets hereunder, including any such Taxes that may be imposed in the event Seller does not obtain a clearance certificate from any applicable taxing authority. Seller shall apply prior to Closing for a clearance certificate and shall use commercially reasonable efforts to obtain such certificate.

         5.13.   Employee Matters.

         (a) Orbital shall make offers to and use good faith efforts to continue the employment in the Business immediately after the Closing (or in the case of Employees receiving short or long term disability payments under the plans listed in Items 7 and 8 of Schedule 3.17 as of the Closing, such later date as the Employee is able to work full time) each Employee listed on
Schedule 5.13 as employed by Seller, and shall cause each Acquired Subsidiary to use good faith efforts to continue immediately following the Closing to employ each Employee employed by it, in each case at a salary or annualized hourly wage equal to the annual salary or annualized hourly wage set forth with respect to each Employee on Schedule 3.17 and fringe benefits comparable to those generally available to Orbital's employees. In furtherance of the foregoing, Seller will (i) terminate the employment by it of all Employees employed by it concurrently with the Closing and will pay (or will use commercially reasonable efforts to cause the applicable Plan to pay) any and all liabilities (other than accrued liabilities for accrued vacation and personal time to the extent such liabilities are reflected on the Closing Statement) relating to such termination or the termination of participation by the Employees in or under any Plan or policy of Seller or the Acquired Subsidiary applicable prior to the Closing, including without limitation cash payments in respect of all accumulated sick leave in excess of 240 hours per Employee and any payments and benefits due such Employees pursuant to accrued pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the Employees to the extent any such payments are required to be made by Seller or the applicable Plan and (ii) provide to all

Employees any notice (which notice shall be reasonably acceptable to Orbital) required under any law or regulations in respect of such termination, including without limitation COBRA. Each Employee shall commence employment with Orbital or continue employment with an Acquired Subsidiary, as the case may be, having accrued but unused leave time in an amount equal to the aggregate of such Employee's accrued but unused vacation time and personal time as an employee of Seller as of the Closing Date. Orbital shall for purposes of its severance policy and the participation and vesting provisions of its Deferred Salary and Profit Sharing Plan and its 1995 Deferred Compensation Plan and the allocation provisions of such Plans for the plan year ending in 1997 treat the term of employment of each Employee with Orbital after the Closing as including any period of employment with Seller or an Acquired Subsidiary prior to Closing. For a period of at least three months after the Closing Date, Orbital shall maintain its severance policy that provides a benefit of one week of severance pay per one year of service, up to a maximum of ten weeks, in the event of a layoff or reduction in work force. Seller shall pay in a manner consistent with its normal payroll cycles all amounts due Employees in respect of employment by Seller or the Acquired Subsidiaries through the Closing Date, and shall pay in accordance with law to the appropriate authorities all withholding, FICA, FUTA and similar amounts due in respect of such employment. Orbital will reimburse Seller promptly upon notification thereof (accompanied by reasonable support thereof) for all amounts paid or to be paid by Seller pursuant to the preceding sentence to the extent such amounts are reflected on the Closing Statement. Each Acquired Subsidiary shall terminate its participation in Seller's Defined Contribution 401(k) Retirement Plan, Seller's Employee Stock Ownership Plan and all other plans, agreements, policies and arrangements listed in Schedule 3.17 (except for the flexible spending account component of the plan listed on Item 4 of Schedule 3.17), effective as of or prior to the Closing. Orbital's Deferred Salary and Profit Sharing Plan (or another comparable qualified plan established by Orbital) shall accept direct and indirect rollovers of eligible rollover distributions that consist of cash or outstanding loan balances from Seller's Defined Contribution 401(k) Retirement Plan and Seller's Employee Stock Ownership Plan. Nothing in this
Section 5.13 shall be construed as creating any right of Seller or any Employee to the continued employment of any Employee or to any particular terms of employment, and nothing in this Section 5.13 shall limit in any way Orbital's or any Acquired Subsidiary's right at any time to terminate or modify the terms of employment of any Employee or any of Orbital's or any Acquired Subsidiary's employment or severance benefits or policies.

         (b) Except as set forth below, Employees employed by Orbital or the Acquired Subsidiaries pursuant to this Section 5.13 shall, immediately upon commencement of their employment by Orbital, commence participation in and coverage under any and all employee benefit plans maintained by Orbital that provide medical, dental, vision, or other similar benefits and, provided that Seller delivers to Orbital prior to Closing a medical claims history of such Employees for the period January 1, 1996 through June 30, 1997, shall not be subject to any preexisting condition limitation included in any such plan. For purposes of this Section 5.13(b), a preexisting condition limitation means a limitation or exclusion of benefits relating to a condition based on the fact that the condition was present before the date the Employee was employed by Orbital, whether or not any medical advice, diagnosis, care or treatment was recommended or received before such date. The first sentence of this Section 5.13(b) shall not apply to: (i) Employees who as of the Closing are receiving short- or long-term disability payments under the Plans listed in Items 7 and 8 of Schedule 3.17; or (ii) Employees who have reached $100,000 in claims with respect to 1997 as of the Closing, or are reasonably expected by Seller in its good faith judgment to reach $100,000 in claims with respect to 1997 by December 31, 1997.

         (c) Seller shall separate into a different plan the portion of its Cafeteria-Style Section 125 Plan that provides flexible spending accounts for health care and dependent care to Employees of the Seller or of an Acquired Subsidiary who become employees of Orbital ("FSAs"), and such portion shall be adopted by Orbital and maintained through December 31, 1997. Within 40 days after Closing (or such earlier time as payment may occur under Section 2.6.3)
(i) Seller shall pay to Orbital in cash the amount, if any, by which aggregate contributions made by such Employees to their FSAs for 1997 exceed the aggregate benefits paid to such Employees from their FSAs as of the Closing; or
(ii) Orbital shall pay to the Seller in cash the amount, if any, by which the aggregate benefits paid to such Employees from their FSAs exceed the aggregate contributions made by such Employees to their FSAs as of the Closing.

         5.14. Accounting and Financial Records. Seller shall provide to Orbital such assistance in the transfer of the financial and accounting records related to the Business as is reasonably requested by Orbital to facilitate the transfer of the accounting function of the Business to Orbital.

         5.15.   Income Tax Matters.

                 5.15.1. Tax Sharing Agreements. Any Tax sharing agreement between Seller and any of the Acquired Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

                 5.15.2. Tax Periods Ending On or Before the Closing Date. Seller shall include the income of the Acquired Subsidiaries on Seller's consolidated federal Income Tax Returns and any other consolidated, combined or unitary Income Tax Returns including Seller and any of the Acquired Subsidiaries ("Seller

         Consolidated Returns") for all Tax periods ending on or prior to the Closing Date (the "Pre-Closing Periods"), and shall file or cause to be filed all other Income Tax Returns that are required to be filed by or with respect to the income, assets or operations of the Acquired Subsidiaries for Pre-Closing Periods ("Pre-Closing Separate Returns"), except that Seller shall not be required to file or cause to be filed information Tax Returns prepared on Internal Revenue Forms 1098 and 1099 (and any variants of each), and summary Tax Returns related thereto ("Information Tax Returns") for the Acquired Subsidiaries.
         All other Tax Returns shall be filed by the entity to which the Taxes are attributable. Seller shall pay any Income Taxes required to be paid by or with respect to the income, assets or operations of Seller and its Subsidiaries, including the Acquired Subsidiaries, for Pre-Closing Periods except to the extent set forth on the Closing Statement. Orbital shall, or shall cause the Acquired Subsidiaries to, furnish Income Tax information to Seller for inclusion in Seller Consolidated Returns and Pre-Closing Separate Returns (collectively, "Pre-Closing Returns") in accordance with Seller's past custom and practice. Seller shall allow Orbital an opportunity to review and comment upon such Pre-Closing Returns to the extent that (i) they relate to an Acquired Subsidiary for which a Section 338(h)(10) Election will not be made, or (ii) they relate to an Acquired Subsidiary and are filed with a taxing authority in a jurisdiction in which no Section 338(h)(10) Election is available. Seller shall take no position inconsistent with past custom and practice on such returns that would adversely affect the Acquired Subsidiaries after the Closing Date without the prior written consent of Orbital, which shall not be unreasonably withheld.

                 5.15.3.  Tax Periods Beginning On or Before and Ending After
         the Closing Date.   Orbital shall file or cause to be filed all Income
         Tax Returns that are required to be filed by or with respect to the income, assets or operations of the Acquired Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (the "Overlap Period"). Seller shall reimburse Orbital for any Income Taxes (that have not previously been paid by Seller as estimated Income Tax payments) required to be paid by or with respect to the income, assets or operations of the Acquired Subsidiaries with respect to an Overlap Period within fifteen days after Seller's receipt of notice from Orbital of the amount of such Income Taxes, to the extent such Income Taxes relate to Taxes for the portion of the Overlap Period that includes Pre-Closing Periods. Orbital shall pay or cause to be paid all other Income Taxes required to be paid by or with respect to the income, assets or operations of the Acquired Subsidiaries for Overlap Periods. For purposes of this Section 5.15.3, in the case of any Income Taxes that are imposed on a period basis and are payable for an Overlap Period, the portion of such Income Taxes that relates to the portion of such period ending on the Closing Date shall be based upon a closing of the books as of the end of the Closing Date. Any credits relating to an Overlap Period shall be apportioned based on the apportionment of Income Taxes set forth in the preceding sentence. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Seller.

                 5.15.4. Tax Periods Beginning After the Closing Date. Orbital shall file or cause to be filed all Income Tax Returns that are required to be filed, and pay or cause to be paid, all Income Taxes that are required to be paid by or with respect to the income, assets or operations of the Acquired Subsidiaries for any Tax period beginning after the Closing Date (the "Post-Closing Periods").

                 5.15.5. Contests. Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Income Tax Return and contest, resolve and defend against any assessment for Income Taxes, notice of Income Tax deficiency or other adjustment of Income Taxes of or relating to any liability of the Acquired Subsidiaries for Income Taxes for any Pre-Closing Period. Subject to the foregoing, Seller shall allow Orbital and its counsel to participate at Orbital's expense in (i) any audits or examinations of any Seller Consolidated Return to the extent that such returns relate to any Acquired Subsidiary for which a
         Section 338(h)(10) Election will not be made or a Seller Consolidated Return filed with a taxing authority in a jurisdiction in which no
         Section 338(h)(10) Election is available, and (ii) any audits or examinations of Pre-Closing Separate Returns that relate to an Acquired Subsidiary for which a Section 338(h)(10) Election will not be made or Pre-Closing Returns that are filed with a taxing authority in a jurisdiction in which no Section 338(h)(10) Election is available. Seller shall not settle any such audit or examination in a manner which would materially adversely affect the Acquired Subsidiaries after the Closing Date without the prior written consent of Orbital, which shall not unreasonably be withheld. Orbital and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Income Tax Return and contest, resolve and defend against any assessment for Income Taxes, notice of Income Tax deficiency or other adjustment of Income Taxes of or relating to any liability of the Acquired Subsidiaries or any successor thereto for Income Taxes for any Tax period ending after the Closing Date.
         Subject to the foregoing, Orbital shall allow Seller and its counsel to participate at Seller's expense in any audits or examinations of Income Tax Returns including any of the Acquired Subsidiaries to the extent that such audits or examinations could require Seller to make a payment hereunder. Orbital shall not settle any such audit or examination in a manner which would adversely affect Seller without the prior written consent of Seller, which shall not unreasonably be withheld.

                 5.15.6.  Interperiod Tax Attribute Adjustments.

         (a) If, as a result of the examination of a Seller Consolidated Return, there shall result any adjustment which increases deductions, decreases income or increases credits against Income Tax ("Tax Benefits") or which increases income, decreases deductions or credits, or results in a recapture of credits against Income Tax ("Tax Detriments") for any Tax period and which will permit Orbital or the Acquired Subsidiaries (or any corporation in an affiliated group of which Orbital or any of the Acquired Subsidiaries is a member) to increase the Income Tax Benefits or decrease the Income Tax Detriments to which they would otherwise have been entitled for any Tax period beginning on or after the Closing Date, Seller shall notify Orbital of such adjustment and provide Orbital with such information as may be necessary for Orbital to take account of such increases or decreases through filing of a claim for refund or otherwise. Orbital shall use commercially reasonable efforts to secure the benefit of such increases or decreases and shall pay Seller the amount of any refund (together with interest, if any, received) or reduction of Income Tax liability resulting from such adjustment, such amount to be paid when, as and if such refund or reduction in Income Tax liability is actually realized.

         (b) If, with respect to an Overlap Period or a Post-Closing Period, Seller (or its Affiliates excluding the Acquired Subsidiaries) reports a net operating loss or otherwise has available Tax benefits (e.g. Tax credits) that may be carried back to a Pre-Closing Period, Seller shall be permitted to carry back such losses or benefits into the Seller Consolidated Returns or other Income Tax Returns filed by Seller or its Affiliates. Seller shall be entitled to keep all such refunds obtained as a result of any such carryback. Subject to the first sentence of this paragraph (b), Seller shall permit Orbital to carry back post-acquisition net operating losses or Tax benefits of any of the Acquired Subsidiaries into the Pre-Closing Returns to the extent permitted by law. Seller shall use commercially reasonable efforts to obtain such refunds, and shall promptly pay to Orbital the amount of any refund (together with interest, if any, received), such amount to be paid when, as and if such refund is actually realized. Orbital (i) shall indemnify Seller for any Income Taxes resulting from the disallowance of any such carryback of post-acquisition net operating losses or Tax benefits on audit or otherwise, and (ii) shall return any amount paid by Seller (together with interest to the extent interest would have been available on a refund claim that could have been filed by Seller) pursuant to this Section 5.15.6 to the extent that net operating losses or Tax benefits of Seller subsequently arise that would have enabled Seller to obtain such refund in the absence of a carryback of Tax attributes from the Acquired Subsidiaries hereunder.

                 5.15.7. Amended Returns and Refunds. Seller shall have the authority to file amended returns and claims for refund relating to Pre-Closing Returns, provided that Seller shall allow Orbital an opportunity to review and comment upon such amended returns or claims for refund to the extent that they relate to any Acquired Subsidiary. Except as otherwise provided in Section 5.15.6, Seller shall be entitled to any refund received by Orbital or the Acquired Subsidiaries relating to Pre-Closing Returns. Orbital shall pay over (and cause the Acquired Subsidiaries to pay over) to Seller in immediately available funds such refund (including refunds of interest or penalties paid by Seller) together with any interest thereon within fifteen days after the receipt of such refund.

                 5.15.8. Retention of Carryovers. Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Acquired Subsidiaries.

                 5.15.9. Section 338(h)(10) Elections. Seller shall join with Orbital in making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of each Acquired Subsidiaries other than Engineering Technologies, Inc. and CTA Space Systems, Inc.
         Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election. The deemed sales price paid in connection with the Section 338(h)(10) Election shall be allocated as set forth in
         Section 2.8.

                 5.15.10. Indemnification for Post-Closing Transactions. Orbital agrees to indemnify Seller for any additional Tax owed by Seller and agrees to hold Seller harmless from any additional Tax of the Acquired Subsidiaries for a Pre-Closing Period (including Income Tax owed by Seller due to this indemnification payment) resulting from any transaction undertaken by Orbital without the consent of Seller and not in the ordinary course of business occurring on the Closing Date after Orbital's purchase of the Acquired Subsidiaries' stock.

                 5.15.11. Notices. If any party to this Agreement receives any written notice or other communication from any governmental authority relating to any Tax audit or other proceeding relating to any Tax for which any other party thereto may be obligated to indemnify or pay under this Agreement, such party shall promptly forward such notice or communication to the other party. The failure to forward such written notice or other communication promptly pursuant to this Section 5.15.11 shall excuse the indemnity or payment obligations of such other party except to the extent (and only to the extent) that the party that so failed to forward can show that such failure did not materially prejudice the rights of the other party to contest such Tax.

                 5.15.12. Cooperation. Orbital and Seller shall cooperate (and Orbital shall cause the Acquired Subsidiaries to cooperate) fully, as and to the extent reasonably requested by the other party, in connection with the calculation of any Taxes and with the preparation and filing of Tax Returns pursuant to this Agreement, and in connection with any proceeding with respect to Taxes affecting or relating to the Acquired Subsidiaries. Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information that are reasonably relevant to such preparation and filing and to any Tax proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material so provided. Orbital and Seller agree to retain (and Orbital agrees to cause the Acquired Subsidiaries to retain) all books and records with respect to Tax matters pertinent to the Acquired Subsidiaries relating to any Tax period beginning prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Taxes (and, to the extent notified by Orbital or Seller, any extensions thereof), and shall not destroy or otherwise dispose of any such books and records until such expiration without first providing the other party or parties with a reasonable opportunity to review and copy the same. Orbital and Seller acknowledge that any and all information obtained in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination pursuant to this Section 5.15.12 is of a confidential nature and that all such information shall be used only for the purposes set forth in this Section 5.15.12.

                 5.15.13. Valuation and Allocation. Seller and Orbital agree to act reasonably and in good faith in preparing all valuations, allocations, Income Tax Returns, and calculations of indemnity amounts under this Section 5.15.13. If Seller and Orbital are unable to reach mutual agreement on any such item within thirty (30) days from the arising of the need for agreement on any such item, such disagreement shall be resolved in the manner provided in Section 2.6 and such resolution shall be final and binding on the parties. The fees and expenses of such resolution shall be borne equally by Seller and Orbital. The valuations and allocations determined pursuant to this
         Section 5.15.13 shall be used for purposes of all relevant Income Tax Returns.

                 5.15.14. Purchase Price Adjustment. Seller and Orbital agree to treat all payments made by either of them to or for the benefit of the other (including any payments to or from the Acquired Subsidiaries under this Section 5.15, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants) as adjustments to the

                 Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

                 5.16. Government Contracts. After the Closing Date, as applicable, the parties will use commercially reasonable efforts to obtain novation agreements in connection with any Government Contract for which novation is required and any consents to assignments or name changes for any other Government Contracts required and not obtained prior to the Closing. Upon request by Orbital, Seller shall direct the parties to such Government Contracts to make payments to a lockbox account to which Orbital has access and the right to withdraw monies from, or to make payments otherwise in accordance with instructions to be provided by Orbital.

                 5.17. Limitation of Certain Types of Transactions by Seller After Closing. Following the Closing, Seller shall not in any one transaction or any series of related transactions sell all or a majority of Seller's assets unless each Person acquiring any of such assets shall execute an agreement by which such Person shall agree to be bound by, and perform the obligations of Seller under, this Agreement (including this Section 5.17) and in which agreement Orbital shall be expressly stated to be a third party beneficiary.

                 5.18. Intercompany Accounts. The Seller shall cause to be discharged prior to Closing all intercompany accounts (i) between the Acquired Subsidiaries and Seller, (ii) between the Acquired Subsidiaries and any of Seller's other Subsidiaries and (iii) between Seller and any Subsidiary of Seller other than an Acquired Subsidiary to the extent such account relates to or arises from the Business or the Business Assets.

                 5.19. Change of Names. Orbital shall not use any name listed on Schedule 2.2.11 or any name incorporating or confusingly similar to "CTA"; provided that for a period of 30 days following the Closing, Orbital shall be permitted to continue to use any preprinted forms and other similar existing materials that are part of the Purchased Assets. Simultaneously with the Closing, the Acquired Subsidiaries' Articles of Incorporation shall be amended to change their corporate names to comply with Orbital's obligations under this
         Section 5.19.

                 5.20. Stockholders' Meeting. Seller shall, in accordance with the CBCA, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of voting upon this Agreement and any other related matters requiring approval of Seller's stockholders (the "Stockholder Meeting"). Seller shall, through its board of directors, recommend to its stockholders approval of the transactions contemplated hereby and shall use all commercially reasonable efforts to hold such meeting as soon as practicable after the date hereof, and shall use all commercially reasonable efforts to secure the approval by its stockholders of the transactions contemplated hereby.

                 5.21. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(f) or if Orbital terminates this Agreement pursuant to Section 8.1(b) or
         Section 8.1(c) and within 180 days of such termination Seller executes a definitive agreement with respect to an Acquisition Transaction or files a registration statement registering the shares of Seller for an initial public offering, then in either such case Seller shall within five business days pay to Orbital, as liquidated damages and not as a penalty, $2,500,000.

                 5.22. Further Assurances. Each of the parties hereto, before, at and after the Closing Date, upon the reasonable request from time to time of the other party hereto and without further consideration (other than the reimbursement of reasonable out-of-pocket expenses), shall do each and every act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Orbital of the Purchased Assets and the Business, including without limitation:
         (i) executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments (including without limitation (a) the execution by Orbital of the Stockholders Agreement dated as of March 29, 1995 by and among EarthWatch Incorporated and the other parties thereto to the extent required to transfer the shares of EarthWatch Incorporated common stock included in the Purchased Assets and (b) the execution by Orbital of the Investors' Rights Agreement dated August 28, 1995 by and among Constellation Communications, Inc. and the other parties thereto to the extent required to transfer the Constellation Communications, Inc. securities included in the Purchased Assets); (ii) furnishing information and copies of documents, books and records (including without limitation Forms W-9, Forms I-9 and other personnel records);
         (iii) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; (iv) assisting in responding to any inquiry of any customer, including any governmental agency, of the Business Assets with respect to the sale of products or provision of services prior to the Closing, including, without limitation, DCAA, Department of Labor and other government audits and inquiries, (v) assisting in good faith in any litigation, threatened litigation or claim and cooperate therein with other party hereto and its advisors and representatives, including without limitation providing relevant documents and evidence and maintaining confidentiality, other than litigation or threatened litigation or claims against the party from whom such cooperation is requested, (vi) assisting in the efforts to secure the facility security clearances, personal security clearances and non-discloseable clearances from the Defense Investigative Service of the U.S. Department of Defense or any other agency of the U.S. government and any export licenses or technology assistance agreements required for Orbital to conduct the Business subsequent to Closing, and (vii) cooperating with the other party hereto (at such other party's expense) in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from which such cooperation is requested. Without limiting the foregoing and except as provided for in Section 5.16 with respect to the novation of Government Contracts and except in the case of Retained Receivables, Seller shall promptly after the Closing notify each other party to each Contract assumed by Orbital hereunder that such Contract has been assumed and will be performed by Orbital and that all payments thereunder are to be made to Orbital in accordance with wire instructions to be provided by Orbital. Upon receipt by Seller of any payments to which Orbital is entitled as a result of the assignment of such Contracts or for which novation may be pending, Seller shall immediately pay such amounts to Orbital in accordance with the foregoing instructions. Further, and without limiting the foregoing, to the extent Contracts intended to be assigned hereunder cannot be assigned to Orbital, Seller shall endeavor to provide Orbital the benefits of Seller's rights under such Contracts and to the extent all such rights are provided to Orbital, Orbital shall assume the obligations of Seller thereunder.

                                   SECTION 6
                              CONDITIONS PRECEDENT

         6.1. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Seller in writing:

                 6.1.1. Purchase Price. Orbital shall have paid to Seller the Cash Consideration minus $3,000,000 by wire transfer in accordance with written instructions given by Seller to Orbital at least two business days prior to the Closing Date.

                 6.1.2. Payment to Lenders. Orbital shall have paid to lenders designated by Seller an aggregate of $27,000,000 in partial or full satisfaction of Seller's obligations to such lenders, pursuant to written instructions provided to Orbital by Seller no fewer than two business days prior to the Closing Date.

                 6.1.3. Representations; Covenants; Certificate. The representations and warranties of Orbital contained in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be true in all material respects only as of such date); Orbital shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and Orbital shall have delivered to Seller a certificate, dated the Closing Date and signed by its President or a Vice President, to each such effect.

                 6.1.4. Opinion of Counsel for Orbital. Seller shall have received from Ropes & Gray, counsel for Orbital, a legal opinion, dated the Closing Date in substantially the form attached as Exhibit 6.1.4.

                 6.1.5. Charter Documents, Etc. Orbital shall have delivered such certificates or other documents as may be reasonably requested by Seller or its counsel, including without limitation certificates of legal existence, good standing and certified charter documents on file with the Secretary of State of the State of Delaware, and certificates of the Secretary or Assistant Secretary of Orbital with respect to directors' resolutions, bylaws and any other relevant matters.

                 6.1.6. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Agreements shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received counterpart original, or certified or other copies, of all documents that it may reasonably request in connection therewith.

         6.2. Conditions Precedent to Obligations of Orbital. The obligations of Orbital to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with the Closing Date, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Orbital in writing:

                 6.2.1. Representations; Covenants; Certificate. The representations and warranties of Seller contained in Section 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that representations and warranties that are made as of a specific date shall be true in all material respects only as of such date); Seller shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and Seller shall have delivered to Orbital a certificate, dated the Closing Date and signed by its President or a Vice President, to each such effect.

                 6.2.2. Opinions of Counsel for Seller. Orbital shall have received from (i) Fried, Frank, Harris, Shriver & Jacobson, counsel for Seller, a legal opinion, dated the Closing Date, in both form and substance reasonably acceptable to Orbital as to the matters addressed in Item 3, clauses (ii), (iii) and (iv) (other than as applied to Colorado law) of Item 5, and Item 6 (as it applies to federal and New York law) of Exhibit 6.2.2, (ii) Sherman & Howard L.L.C., counsel for Seller, a legal opinion, dated the Closing Date, in both form and substance reasonably acceptable to Orbital as to the matters addressed in Item 1, Item 2, clauses (i) and (iv) (as to Colorado law) of Item 5 and Item 6 (as it applies to Colorado law) of Exhibit 6.2.2, and (iii) Michael J. Ladino, General Counsel of Seller, a legal opinion, dated the Closing Date, in both form and substance reasonably acceptable to Orbital as to the matters addressed in Items 1, 4, 7 and 8 of Exhibit 6.2.2

                 6.2.3. Assignment of Seller Intellectual Property. Seller shall have executed and delivered to Orbital a general assignment to Orbital of the Seller Intellectual Property in both form and substance reasonably acceptable to Orbital, and where applicable, specific assignments in the form required by any applicable government agency for recordation of such assignment.

                 6.2.4. Charter Documents, Etc. Seller shall have delivered such certificates or other documents as may be reasonably requested by Orbital or its counsel, including without limitation (i) certificates of legal existence, good standing and certified charter documents of Seller on file with the Secretary of State of the State of Colorado,
         (ii) certificates of legal existence, good standing and certified charter documents of the Acquired Subsidiaries on file with the Secretary of State of each such entity's jurisdiction of incorporation, and (iii) certificates of the Secretary or Assistant Secretary of Seller with respect to directors' resolutions, bylaws and any other relevant matters.

                 6.2.5. Resignation of Directors and Officers of Acquired Subsidiaries. Each director and officer of each Acquired Subsidiary shall have tendered his or her resignation effective as of the Closing.

                 6.2.6. Credit Agreements. Orbital shall have received the written consent to this Agreement and the transactions contemplated hereby of the necessary banks under the Amended and Restated Credit Agreement and Reimbursement Agreement dated as of September 27, 1994 (as amended from time to time) among Orbital, the banks listed therein and the bank acting as agent thereunder, to the extent required under the terms of such agreement.

                 6.2.7. Required Consents. Seller shall have received all necessary consents, waivers or amendments listed by Seller on Schedule
         3.2 as being required (other than the facility security clearances, personal security clearances and non-discloseable clearances from the Defense Investigative Service of the U.S. Department of Defense or any other agency of the U.S. government), and the representation made by Seller in the first sentence of Section 3.2 hereof construed without reference to any exceptions noted on Schedule 3.2 shall be true and correct.

                 6.2.8. Release of Liens, Guarantees, etc. All lenders of Seller and the Acquired Subsidiaries shall have released all Liens on the Business Assets (including but not limited to Liens of lenders set forth on Schedule 3.12) and the Acquired Subsidiaries shall be released from the guarantees reflected on Schedule 3.7.

                 6.2.9. EarthWatch Modifications. EarthWatch Incorporated shall have executed Modification 8 (a draft copy of which has previously been delivered to Orbital) to Contract dated May 17, 1994 between EarthWatch Incorporated and Seller in form and substance acceptable to Orbital.

                 6.2.10. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Agreements shall be reasonably satisfactory in form and substance to Orbital, and Orbital shall have received counterpart original, or certified or other copies, of all documents that it may reasonably request in connection therewith.

         6.3. Conditions Precedent to the Obligations of Each Party. The obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or substantially contemporaneously with the Closing Date of the following additional conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by a writing executed by each of Seller and
Orbital:

                 6.3.1. Stockholder Approval. The holders of the requisite number of outstanding shares of Seller's capital stock shall have duly approved this Agreement and the transactions contemplated hereby, all in accordance with the requirements of the CBCA.

                 6.3.2. HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                 6.3.3. Bill of Sale and Assignment and Assumption Agreement. Each of Orbital and Seller shall have executed and delivered to Orbital a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit 6.3.3.

                 6.3.4. Governmental and Court Approvals. Consents legally required for the consummation of the transactions contemplated by this Agreement (other than novations, consents and approvals of Government Contracts or Government Subcontracts or the transfer of facility security clearances, personal security clearances and non-discloseable clearances from the Defense Investigative Service of the U.S. Department of Defense or any other agency of the U.S. government) shall have been filed, occurred or been obtained, other than such consents with respect to which the failure to obtain such consents does not have a Material Adverse Effect or a Orbital Material Adverse Effect or any material adverse effect on the consummation of the transactions contemplated hereby.

                 6.3.5. Injunctions. No temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body prohibiting, preventing or materially restraining the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed and there shall be no pendent or threatened litigation or other proceeding seeking to prohibit, prevent or materially restrict or impose any material limitations on the consummation of such transactions; it being understood that the parties hereto hereby agree to use their commercially reasonable efforts to cause any such temporary restraining order, preliminary or permanent injunction or other order to be vacated or lifted as promptly as possible.


                                   SECTION 7
                                INDEMNIFICATION

         7.1. Orbital's Indemnification. Subject to the limitations set forth in this Section 7, Orbital hereby agrees to indemnify and hold harmless (in such capacity, an "Indemnifying Party"), to the fullest extent permitted by law, Seller and each of its officers, directors, employees and Affiliates (each, in its capacity as an indemnified party, an "Indemnitee") from, against and in respect of any Losses arising from, or otherwise related to, directly or indirectly, any of the following:

                 7.1.1. Any breach of any representation or warranty made by or on behalf of Orbital in Section 4 of this Agreement (as each such representation or warranty would be read if all qualifications as to materiality (including without limitation in the definition of Orbital Material Adverse Effect) were deleted therefrom).

                 7.1.2. Any breach or default in performance by Orbital of any covenant or other agreement in this Agreement.

                 7.1.3. Any Assumed Liability, including without limitation any failure to fully pay or satisfy or cause to be paid or satisfied any Assumed Liability when due and payable.

                 7.1.4. Any liability or obligation to or in respect of any Employee hired by Orbital relating to periods after the Closing, including without limitation any obligation or liability to make severance or similar payments to any such Employee as a result of the termination of the employment of such Employee by Orbital after the Closing.

                 7.1.5. Subject to Section 7.2, any liability or obligation in respect of Seller's guarantee of the obligations of any Acquired Subsidiary under the Indostar-1 Direct Broadcast Satellite Program Contract between PT. Media Citra Indostar and International Technologies, Inc. dated as of December 8, 1993.

                 7.1.6. Except for Losses that are referred to in clause (i) of Section 7.2.6, any liability to Thomas van der Heyden arising under the Profit Sharing Agreement dated July 12, 1990, as amended from time to time, to the extent such liability arises from or relates to a customer Contract and exceeds $750,000 in respect of such Contract.

         7.2. Seller's Indemnification. Subject to the limitations set forth in this Section 7, Seller hereby agrees to indemnify and hold harmless (in such capacity, an "Indemnifying Party"), to the fullest extent permitted by law, Orbital, its subsidiaries, Orbital's Deferred Salary and Profit Sharing Plan (or any other qualified plan established by Orbital to accept direct and indirect rollovers of eligible rollover distributions from Seller's Plans), and each of their respective officers, directors, employees and Affiliates (each, in its capacity as an indemnified party, an "Indemnitee") from, against and in respect of any Losses arising from, or otherwise related to, directly or indirectly, any of the following:

                 7.2.1. Any breach of any representation or warranty made by or on behalf of Seller in Section 3 of this Agreement (as each such representation or warranty would be read if all qualifications as to materiality (including without limitation in the definition of Material Adverse Effect) were deleted therefrom).

                 7.2.2. Any breach or default in performance by Seller of any covenant or other agreement in this Agreement.

                 7.2.3. All Excluded Liabilities, including without limitation, any failure to fully pay or satisfy or cause to be paid or satisfied any Excluded Liability when due and payable.

                 7.2.4. Any Plan established or maintained by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries contributes, any act or omission prior to Closing of any such Plan or of Seller or any of its Subsidiaries with respect to any such Plan, or any failure of any such Plan required or intended to be qualified under applicable laws to be so qualified.

                 7.2.5. Except to the extent reflected on the Closing Statement, any liability or obligation to or in respect of any Employee, or any other current or former employee of Seller or its Subsidiaries, relating to periods prior to the Closing or the termination of the employment of such Employee by Seller, including without limitation any obligation or liability to make severance or similar payments as a result of, or in connection with, such termination, any claim of an unfair labor practice, any claim under any state unemployment compensation or any federal or state workers' compensation law or regulation, or any claim of harassment or discrimination.

                 7.2.6. Any matters that are the subject of (i) the lawsuit captioned Thomas van der Heyden v. CTA Incorporated, et al., Case No. 156956, filed on October 10, 1996 in the Circuit Court of Maryland for Montgomery County, and the related arbitration proceeding, (ii) the arbitration proceeding captioned Volunteers in Technical Assistance v. CTA, Incorporated before party-appointed arbitrators in Washington, D.C., (iii) the proceeding captioned DBSIndustries, Inc. v. CTA, Inc., Opposition No. 97,765, filed on June 21, 1995 in the United States Patent and Trademark Office, Trademark Trial and Appeals Board, and
         (iv) the administrative proceeding captioned In the Matter of Sylvia Jackson, filed in February 1997 in the Fairfax County Office of Human Rights.

                 7.2.7. Except for matters for which indemnification is provided in Section 7.2.6, any agreement (written or oral) entered into prior to Closing between Seller, any Acquired Subsidiaries and Thomas van der Heyden, including but not limited to, that certain Profit Sharing Agreement dated July 12, 1990, as amended from time to time.

                 7.2.8. Any violation prior to the Closing by Seller or any Acquired Subsidiary of any federal, state or local governmental statute or rule, regulation or directive.

                 7.2.9. Any storage, release or disposal prior to the Closing by Seller or any Acquired Subsidiary or from or on any real property currently or formerly owned or operated by Seller or any Acquired Subsidiary of any hazardous or toxic substance, including without limitation a "hazardous substance" as defined in 42 U.S.C. Section 9601(14) and oil, gasoline and other petroleum-based substances.

                 7.2.10. Except to the extent of specific liabilities or reserves reflected on the Closing Statement, any Government Contract or Government Subcontract to the extent such Loss results from (i) any violation or noncompliance by Seller or any Acquired Subsidiary prior to Closing of or with any Cost Accounting Standard, Disclosure Statement, FAR provision (including without limitation Cost Principles), or agency FAR supplemental provision, (ii) any false claims or defective pricing occurring prior to Closing, or (iii) any cost disallowance relating to costs incurred prior to Closing.

                 7.2.11. Any liability or obligation for products manufactured or sold or services rendered by Seller or any Acquired Subsidiary prior to the Closing Date, including without limitation any liability arising from any injury to or death of any person or damage to or destruction of any property, and regardless of whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory.

                 7.2.12. Any liability of Seller or any Acquired Subsidiary for legal, accounting, brokerage or finder's fees, audit and other professional fees, or any other costs or expenses, incurred with respect to the preparation of this Agreement, the transactions contemplated hereby and the sale of the Purchased Assets to Orbital.

         7.3. Time Limits on Indemnification. No claim may be made or suit instituted by an Indemnitee under Section 7.1.1 or 7.2.1 hereof (other than for breach of the fourth, fifth, sixth, and seventh sentences of Section 3.1, the first, fourth, fifth and sixth sentences of Section 3.5, Section 3.11, Section
3.12 or Section 3.15), unless notice of such claim or suit is given to the Indemnifying Party against whom such claim is made or suit instituted on or prior to the earlier of March 31, 1999 or 30 days after the delivery to

Orbital of the audit report on its financial statements for the fiscal year ended December 31, 1998. No claim may be made or suit instituted by an Indemnitee for breach of representations and warranties made in the fourth, fifth, sixth, and seventh sentences of Section 3.1, the first, fourth, fifth and sixth sentences of Section 3.5, Section 3.11, Section 3.12 or Section 3.15 after the thirtieth day after the expiration of the applicable statute of limitations (if any).

         7.4. Monetary Limitations on Indemnification. No Indemnifying Party shall have any obligation under Section 7.1.1, 7.2.1 (other than for a breach of Section 3.3, 3.5, 3.11, 3.12 or 3.15), 7.2.3 (other than in respect of Excluded Liabilities referred to in Section 2.4.1, 2.4.2, 2.4.3, 2.4.4, clause (iv) of Section 2.4.5, Section 2.4.6, 2.4.9 or 2.4.11), 7.2.5, 7.2.8,
7.2.9, 7.2.10 or 7.2.11 in respect of any Loss incurred by an Indemnitee until the aggregate cumulative total of all such Losses (excluding any portion of such Losses for which Seller has indemnified Orbital under another subsection of Section 7.2) incurred by the Indemnitee exceeds $500,000, whereupon the Indemnitee shall be entitled to indemnification under such Sections for the entire aggregate cumulative amount of such Losses in excess of $500,000. No Indemnifying Party shall have any obligation under Section 7.1.1 or 7.2.1 hereof, other than for a breach of Section 3.5, 3.11, 3.12 or 3.15, in excess of an aggregate of $10,000,000. Seller's obligations under Section 7.2.7 (i) shall not exceed $750,000 per customer Contract in respect of amounts paid to Thomas van der Heyden, (ii) shall not apply to any Contract for which Seller would have been entitled to a Seller Payment, and (iii) shall not exceed $250,000 in respect of aggregate attorney's fees and other defense costs incurred by Orbital in the investigation or defense of any and all claims threatened, asserted or brought by Thomas van der Heyden at any time after the Closing (other than attorney's fees and other defense costs incurred by Seller in connection with the proceeding referred to in clause (i) of Section 7.2.6.).

         7.5. Notice of Claims. Within 30 days after the receipt by an Indemnitee of notice of any claim against such Indemnitee or the commencement of any action or proceeding against such Indemnitee (any such claim, action or proceeding, a "Claim"), such Indemnitee shall, if a claim with respect thereto is or may be made against an Indemnifying Party pursuant to this Section 7, give such Indemnifying Party written notice thereof. In addition, promptly upon the discovery by an Indemnitee of any other event, occurrence, fact, circumstance or other matter that, in its reasonable judgment, gives rise, or may give rise, to a Claim for indemnity pursuant to this Section 7, the Indemnitee will give notice thereof in writing to the Indemnifying Party together with a statement setting forth the basis of the Claim. The failure to give any notice required by this Section 7 shall not relieve any Indemnifying Party of any obligations contained in this Section 7 except to the extent that the failure to give such notice actually and materially prejudices the rights of such Indemnifying Party.

         7.6.    Defense of Claims. Except to the extent otherwise provided in
Section 5.15.5, the procedures to be followed with respect to indemnification regarding a Claim shall be as follows:

                 7.6.1. Subject to the provisions of Section 7.6.5, unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party's obligation under this Section 7 to indemnify the Indemnitee in respect of such Claim, be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption and the costs of such participation following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense as aforesaid, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided, however, that except for the settlement of a Claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder (in which case the Indemnifying Party shall give the Indemnitee the opportunity to discuss with it such payment, which opportunity shall not affect the right of the Indemnifying Party to effect such settlement in its discretion), the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Claim.

                 7.6.2. With respect to a Claim as to which (i) the Indemnifying Party does not have the right to assume the defense under
         Section 7.6.1 or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such Claim with counsel chosen by it (which defense shall be reasonably calculated to minimize the liability of the Indemnifying Party under this Section 7 to the extent consistent with the legitimate business interests of the Indemnitee) and the Indemnifying Party shall be obligated to pay all reasonable attorneys' fees and expenses of the Indemnitee. The Indemnifying Party shall be entitled to participate in the defense of such Claim, the cost of such participation to be at its own expense.

                 7.6.3. The Indemnitee may compromise or settle any Claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the liability of the Indemnifying Party to the Indemnitee or any third party. The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such Claim.

                 7.6.4. Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

                 7.6.5. Each of the matters described in Section 7.2.6 shall be treated for all purposes as Claims for which notice has been given pursuant to Section 7.6.1 to Orbital as Indemnitee that Seller as Indemnifying Party has assumed and shall control the defense of such Claims and the remaining subsections of this Section 7.6 shall be applicable to such Claims. Any other Claim brought by or on behalf of Thomas van der Heyden shall be defended by Orbital unless Orbital waives its right to do so.

         7.7.    Exclusive Remedy.  Absent fraud, the remedies provided in this
Section 7 shall be the sole and exclusive remedy for the matters that are the subject of Section 7.1.1 and 7.2.1, and each of Orbital and Seller agrees not to seek any remedy for any such matter other than in accordance with this
Section 7.

         7.8. Setoff. Any amount owing under this Section 7 may be set off against any other amount owing under the Agreement, including without limitation Section 2.7.

         7.9.    Calculation of Losses.   For purposes of this Section 7, (a)
the amount of any Loss shall be calculated net of insurance proceeds received by the Indemnitee in connection with such Loss, (b) the amount of Loss shall be calculated taking into account any Tax benefit or detriment actually realized by the Indemnitee as a result of or in connection with the matter, event or condition giving rise to such Loss and as a result of or in connection with the receipt of the indemnification payment in respect of such Loss and (c) the amount of Loss shall be reduced to the extent such Loss was specifically identified and reserved against (as to type of Loss and amount) on the Closing Statement. For purposes of the foregoing, a Tax benefit or detriment will be considered actually realized in a taxable year if and to the extent that the Indemnitee's Tax liability for such year, taking into account such Tax benefit or detriment, is less than or exceeds such liability calculated without regard to such Tax benefit or detriment.

                                   SECTION 8
                                 MISCELLANEOUS

         8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Closing, whether before or after approval of the Agreement by the stockholders of Seller as herein provided:

         (a)  By the mutual consent of Orbital and Seller.

         (b) By either Seller or Orbital, if (i) there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein that cannot be or has not been cured within ten days after written notice of such breach to the breaching party or (ii) Seller's stockholders fail to approve the transactions contemplated hereby; provided, however such failure is not due to Seller's breach of its covenants contained in Section 5;

         (c) By Orbital, if the board of directors of Seller shall have withdrawn or modified in a manner adverse to Orbital its support of the transactions contemplated hereby or shall fail to affirm such support upon the request of Orbital;

         (d) By Seller, if the Closing shall not have occurred by August 29, 1997 (which date shall be extended to October 31, 1997 if all conditions precedent to the obligations of the parties hereto, other than expiration of the waiting period under the HSR Act, have been satisfied by August 29, 1997) other than as a result of the failure of Seller to satisfy its obligations hereunder.

         (e) By Orbital, if the Closing shall not have occurred by August 29, 1997 (which date shall be extended to October 31, 1997 if all conditions precedent to the obligations of the parties hereto, other than expiration of the waiting period under the HSR Act, have been satisfied by August 29, 1997) other than as a result of the failure of Orbital to satisfy its obligations hereunder.

         (f) By Seller if in the good faith reasonable judgment of its board of directors, after consultation with outside counsel as to its fiduciary duties to its stockholders, such termination is required by reason of any Acquisition Transaction.

In the event of termination and abandonment under this Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any of Seller or Orbital or any of their respective officers and directors; provided, however, that Sections 5.21 and 8.3 hereof shall survive any termination of this Agreement and in the event of a termination pursuant to
Section 8.1(b)(i) the breaching party shall be liable for such breach.

         8.2. Amendments and Supplements. At any time before or after approval of this Agreement by the stockholders of Seller and prior to the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by the parties hereto and approved by their respective Boards of Directors, except that, after the stockholders of Seller shall have approved the transactions contemplated hereby, there shall be no amendment that would require the approval of the stockholders of Seller in accordance with the CBCA without such approval.

         8.3. Expenses. Subject to the proviso at the end of the last sentence of Section 8.1, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         8.4. No Adequate Remedy. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of Sections 5.2, 5.7 and 5.8 of this Agreement are not performed in accordance with their specific terms or otherwise are breached.
Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Sections 5.2, 5.7 and 5.8 of this Agreement and to enforce specifically Sections 5.2, 5.7 and 5.8 of this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

         8.6. Notice. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by telecopy, hand delivery, or reputable overnight courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answerback is received, (ii) if given by reputable overnight courier, one business day after being delivered to such courier or (iii) if given by any other means, when received at the address specified in this Section.

         To Orbital:

                 21700 Atlantic Boulevard
                 Dulles, Virginia  20166
                 Telecopier:  (703) 406-5572
                 Attention:  General Counsel

         With a copy to:

                 Ropes & Gray
                 One International Place
                 Boston, Massachusetts  02110
                 Telecopier:  (617) 951-7050
                 Attention:  Daniel S. Evans, Esq.

         To Seller:

                 6116 Executive Boulevard
                 Suite 800
                 Rockville, MD  20852
                 Telecopier:  (301) 816-1460
                 Attention:  General Counsel

         With a copy to:

                 Fried, Frank, Harris, Shriver & Jacobson
                 1001 Pennsylvania Avenue, N.W.
                 Suite 800
                 Washington, DC  20004
                 Telecopier:  (202) 859-7008
                 Attention:  Richard A. Steinwurtzel

         8.7. Entire Agreement, Assignability, Etc. This Agreement (including the Schedules and Exhibits attached hereto) and together with the letter agreements dated February 27, 1997 and May 1, 1997 of Orbital and Seller, (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and (iii) shall not be assignable other than by
(A) operation of law or (B) a party that sells or otherwise transfers all or substantially all of its assets to a third party and such third party expressly agrees to assume the assigning party's obligations hereunder and to make the non-assigning party hereto a third party beneficiary to such assumption.

         8.8. Exclusivity of Representations. Seller shall not be deemed to have made to Orbital any representation or warranty other than as expressly made by Seller in Section 3 of this Agreement. Orbital shall not be deemed to have made to Seller any representation or warranty other than as expressly made by Orbital in Section 4 of this Agreement.

         8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                             ORBITAL SCIENCES CORPORATION


                             By  /s/ DAVID W. THOMPSON
                                 ---------------------------------------------
                                 Title:  President and Chief Executive Officer



                             CTA INCORPORATED


                             By  /s/ C.E. VELEZ
                                 ---------------------------------------------
                                 Title:  Chairman and Chief Executive Officer